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                                                                     EXHIBIT 2.1







                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                 MARCH 19, 2000

                                  BY AND AMONG

                     BINGHAM FINANCIAL SERVICES CORPORATION,

                                BFSC MERGER, N.A.

                                       AND

                               FRANKLIN BANK, N.A.






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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger, dated MARCH 19, 2000 (the "Agreement"), is entered into by and among BINGHAM FINANCIAL SERVICES CORPORATION, a Michigan corporation ("Bingham"), BFSC MERGER, N.A., an interim national banking association to-be-formed ("Merger Sub"), and FRANKLIN BANK, N.A., a national banking association ("Bank"). Bingham, Merger Sub and Bank are referred to collectively in this Agreement as the "Parties" and individually as a "Party".

                                    RECITALS:

         A. Merger Sub is a wholly-owned subsidiary of Bingham.

         B. The Parties desire to merge Merger Sub with and into Bank, with Bank to be the surviving entity, as a wholly-owned subsidiary of Bingham (the "Merger").

         C. The respective boards of directors of each of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger.

         D. The Parties intend that the Merger be treated as a tax-free "reorganization" under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

         In consideration of the premises and of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

         The following terms are used in this Agreement with the meanings set forth below:

         "Affiliate" has the meaning ascribed to it in Rule 12(b)(2) promulgated under the Exchange Act.

         "Agreement" means this Agreement, as amended or modified from time to time.

         "Attendant Documents" has the meaning set forth in Section 4.01(a).

         "BAC" has the meaning set forth in Section 4.02(a).

         "Bank" has the meaning set forth in the preamble to this Agreement.

         "Bank Act" means the Bank Conservation Act, 12 U.S.C. ss.201 et. seq., as amended.

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         "Bank Arrangements" has the meaning set forth in Section 5.12.

         "Bank Board" means the board of directors of Bank.

         "Bank Common Stock" means the common stock, par value $1.00 per share, of Bank.

         "Bank Employee Benefit Plan" means any Pension Plan, Welfare Plan and any bonus, severance, deferred compensation, annuity, retirement, stock option, stock purchase, executive compensation, incentive compensation, educational assistance, insurance or other plan, policy or arrangement providing benefits to employees of Bank, its Subsidiaries or any Controlled Group Member or with respect to which Bank or any of its Subsidiaries has any liability or potential liability, including, if Bank, its Subsidiaries or any Controlled Group Member is organized under foreign law, any similar plan allowed by any foreign law, and including any multi-employer plan (as defined in Section 3(37) of ERISA).

         "Bank Material Adverse Effect" means, with respect to Bank, any effect that (i) is material and adverse to the financial position, results of operations, business, or operations of Bank and its Subsidiaries taken as a whole, or (ii) would materially impair the ability of Bank to perform its obligations under this Agreement or otherwise materially impede the consummation of the Merger; provided, however, that Bank Material Adverse Effect shall not be deemed to include the impact of (a) changes in thrift, banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to thrifts, banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices or restructuring charges, in each case taken pursuant to this Agreement by Bank or its Subsidiaries and in such event only in accordance with generally accepted accounting principles, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement and (e) actions or omissions of Bank taken with the prior written consent of Bingham in contemplation of the transactions contemplated hereby.

         "Bank Meeting" has the meaning set forth in Section 5.04.

         "Bank SEC Documents" has the meaning set forth in Section 4.01(c).

         "Bank Stock" means all of the authorized capital stock of Bank.

         "Bank Stock Option" has the meaning set forth in Section 3.06(a).

         "Bank Stock Plans" means the [1983] Franklin Savings and Loan Association Directors Stock Option Plan, the [1986] Franklin Savings and Loan Association Directors Stock Option Plan, the [1994] Franklin Bank, N.A. Directors Stock Option Plan, the [1986] Franklin Bank Key

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Executive Stock Option Plan and the [1994] Franklin Bank, N.A. Key Executive
Incentive Stock Option Plan.

         "Ben Properties" means Ben Properties, Inc., a Michigan corporation, and a wholly owned subsidiary of Bank.

         "Bingham" has the meaning set forth in the preamble to this Agreement.

         "Bingham Board" means the board of directors of Bingham.

         "Bingham Common Stock" means the common stock, without par value, of Bingham.

         "Bingham Employee Benefit Plan" means any Pension Plan, Welfare Plan and any bonus, severance, deferred compensation, annuity, retirement, stock option, stock purchase, executive compensation, incentive compensation, educational assistance, insurance or other plan, policy or arrangement providing benefits to employees of Bingham, its Subsidiaries or any Controlled Group Member or with respect to which Bingham or any of its Subsidiaries has any liability or potential liability, including, if Bingham, its Subsidiaries or any Controlled Group Member is organized under foreign law, any similar plan allowed by any foreign law, and including any multiemployer plan (as defined in Section 3(37) of ERISA).

         "Bingham Material Adverse Effect" means, with respect to Bingham, any effect that (i) is material and adverse to the financial position, results of operations, business, or operations of Bingham and its Subsidiaries taken as a whole, or (ii) would materially impair the ability of Bingham to perform its obligations under this Agreement or otherwise materially impede the consummation of the Merger; provided, however, that Bingham Material Adverse Effect shall not be deemed to include the impact of (a) any modifications or changes to valuation policies and practices or restructuring charges, in each case taken pursuant to this Agreement by Bingham or its Subsidiaries, taken pursuant to the DFI Restructuring Plan and in such event, only in accordance with generally accepted accounting principles, (b) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement and (c) actions or omissions of Bingham taken with the prior written consent of Bank in contemplation of the transactions contemplated hereby.

         "Bingham Meeting" has the meaning set forth in Section 5.04.

         "Bingham SEC Documents" has the meaning set forth in Section 4.02(c).

         "Bingham Stock" means all of the authorized capital stock of Bingham.

         "BSC" has the meaning set forth in Section 4.02(a).

         "Closing" has the meaning set forth in Section 7.01.

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         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of
1985, as amended.

         "Code" has the meaning set forth in the Recitals to this Agreement.

         "Controlled Group" means (A) a controlled group of corporations as defined in Section 414(b) of the Code; (B) a group of trades or businesses under common control as defined in Section 414(c) of the Code; (C) an affiliated service group as defined in Section 414(m) of the Code; (D) a group of businesses referred to in Section 414(o) of the Code; (E) a group of trades or businesses under common control as defined in Section 4001(b) of ERISA; or (F) any other group under the law, rules or regulations of a foreign country similar to (A) through (E).

         "Controlled Group Member" means a corporation, trade or business that is a part of the same Controlled Group as Bank or Bingham, as applicable.

         "DFI" has the meaning set forth in Section 4.02(a).

         "DFI Alabama" has the meaning set forth in Section 4.02(a).

         "DIA" has the meaning set forth in Section 4.02(a).

         "DFI Restructuring Plan" means Bingham's plan for restructuring the manufactured home lending businesses, the material terms of which are set forth on Schedule 5.02(a).

         "DOL" means the United States Department of Labor.

          "Effective Date" has the meaning set forth in Section 7.01.

         "Effective Time" has the meaning set forth in Section 7.01.

         "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act; the Safe Drinking Water Act; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations

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for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESOP" means the Franklin Bank, N.A. Employee Stock Ownership Plan.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Exchange Agent" has the meaning set forth in Section 3.04(a).

         "Exchange Fund" has the meaning set forth in Section 3.04(a).

         "Exchange Ratio" has the meaning set forth in Section 3.01(a).

         "FDIC" means the Federal Deposit Insurance Corporation.

         "FRB" means the Board of Governors of the Federal Reserve System.

         "Franklin Finance" means Franklin Finance Corporation, a Michigan corporation, and a wholly-owned subsidiary of Bank.

         "Franklin Home" means Franklin Home Lending Group, Inc., a Michigan corporation, and a wholly-owned subsidiary of Bank.

         "Governing Documents" means, with respect to any Person other than an individual, such Person's articles of incorporation, articles of organization, articles of association, charter, partnership agreement, operating agreement, bylaws, or similar governing documents, as applicable.

         "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         "Holding Company" means the holding company of the Surviving Subsidiary after the Merger, whether or not such holding company is known as Bingham Financial Services Corporation.

         "Holding Company Board" means the board of directors of the Holding Company.

         "IRS" means the Internal Revenue Service.

         "Knowledge" means the actual knowledge of any director, executive officer, or officer of Bank and its Subsidiaries or Bingham and its Subsidiaries, as applicable, or the existence of any

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facts which any of such persons reasonably should be expected to know, had any of them conducted a reasonable investigation into the matter.

         "Lien" means any title defect, judgment, objection, security interest, lien, charge, liability, right of redemption, option, mortgage, easement, restriction, reservation, tenancy, agreement or other obligation or encumbrance of any nature whatsoever other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and other liens arising in the ordinary course of business and not incurred in connection with borrowings of money.

         "Material Contract" means any agreement or series of related agreements entered into by a Party or any of its Subsidiaries or by which a Party or any of its Subsidiaries is bound that (i) requires aggregate payments in any consecutive 12 month period by or to the Party or its Subsidiary of more than $50,000 and (ii) is not terminable by the Party or its Subsidiary upon notice of 30 days or less; provided, however, that mortgage loans made in the ordinary course of business shall not be deemed to be Material Contracts.

         "Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         "Merger" has the meaning set forth in the Recitals to this Agreement.

         "Merger Consideration" means the consideration to be issued to holders of Bank Common Stock in the Merger.

         "Merger Sub" has the meaning set forth in the preamble to this Agreement.

         "NASD" means the National Association of Securities Dealers, Inc.

         "NASDAQ National Market" means The Nasdaq National Market System.

         "NASDAQ SmallCap" means The Nasdaq SmallCap Market.

         "New Certificates" has the meaning set forth in Section 3.04(a).

         "1999 Financial Statements" means the internally prepared balance sheets of the Bank and its Subsidiaries as of December 31, 1999 and the related statements of income and expenses, retained earnings and cash flows for the 12 months then ended heretofore delivered to Bingham and its auditors.

         "1999 Work Papers" means the work papers of Grant Thornton LLP relating to the audit of the financial statements of the Bank and is Subsidiaries as of, and for the year ended, December 31, 1999.

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         "OCC" means the Office of the Comptroller of the Currency.

         "Old Certificates" has the meaning set forth in Section 3.04(a).

         "ordinary course of business" and "business in the ordinary and usual course" and like phrases shall include, with respect to Bingham and its Subsidiaries, the sale of loans, in bulk or otherwise, and the securitization of loans.

         "OTS" means the Office of Thrift Supervision.

         "OTS Charter" has the meaning set forth in Section 5.08(b).

         "Pension Plan" means any employee pension benefit plan as defined in
Section 3(2) of ERISA.

         "Person" means any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, trust or unincorporated organization.

         "Proxy Statement" has the meaning set forth in Section 5.05(a).

         "Raymond James" has the meaning set forth in Section 4.01(p).

         "Registered Shares" has the meaning set forth in Section 3.04(b).

         "Registration Statement" has the meaning set forth in Section 5.05(a).

         "Regulator" means the Governmental Authority which will have regulatory authority over the Surviving Subsidiary after the Merger, to be mutually agreed upon by the Parties before the Effective Time.

         "Regulatory Authority" has the meaning set forth in Section 4.01(e).

         "Representatives" means, with respect to any Person, such Person's guardians, conservators, agents, personal representatives, directors, officers, employees, accountants, legal or financial advisors or any representatives of such legal or financial advisors.

         "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

         "SEC" means the Securities and Exchange Commission.

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         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Severance Agreements" means those agreements set forth on Schedule 5.14(b).

         "Severance Payments" means all cash payments that could become payable on or before the Effective Date, or within three years of the Effective Date, under the Severance Agreements.

         "Subsidiary" has the meaning ascribed to it in Rule 1-02 of Regulation S-X of the SEC.

         "Surviving Subsidiary" has the meaning set forth in Section 2.01(a).

         "Surviving Subsidiary Board" means the board of directors of the Surviving Subsidiary.

         "Takeover Laws" has the meaning set forth in Section 5.09.

         "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Tax.

         "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any taxing or Governmental Authority whether arising before, on or after the Effective Date.

         "trading-day" means a day that securities are being traded on the NASDAQ SmallCap.

         "Treasury Stock" shall mean shares of Bank Stock held by Bank or any of its Subsidiaries or Bingham Stock held by Bingham or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

         "Walk Away Date" means December 31, 2000.

         "Welfare Plan" means any employee welfare benefit plan as defined in
Section 3(1) of ERISA.

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                                   ARTICLE II

                                   THE MERGER

         Section 2.01 The Merger.

                  (a) Merger. At the Effective Time, Merger Sub will merge with and into Bank, the separate corporate existence of Merger Sub will cease and Bank will survive and continue to exist as the surviving entity in the Merger. Bank, as the surviving entity in the Merger, is sometimes referred to in this Agreement as the "Surviving Subsidiary".

                  (b) Conditions to Effectiveness of Merger. The Merger shall be subject to the satisfaction or waiver of the conditions set forth in Article VI.

                  (c) Effects of Merger. The Merger shall have the effects set forth in this Agreement as well as those prescribed under applicable law.

                  (d) Governing Documents of Surviving Subsidiary. The Governing Documents of Bank in effect immediately before the Effective Time will be those of the Surviving Subsidiary immediately after the Effective Time. Before the Effective Time, the Governing Documents of Bank shall have been amended to adopt the provisions set forth in Section 5.15(a) to be effective as of the Effective Time by vote of Bank's shareholders at the Bank Meeting.

                  (e) Principal Office. The location of the principal office of the Surviving Subsidiary in the State of Michigan will be 24725 W. 12 Mile Road, Southfield, MI 48034.

                  (f) Corporate Structure. Before the Effective Time, Bingham and Bank will mutually determine whether Bingham's subsidiaries will be direct subsidiaries of the Holding Company or will be direct subsidiaries of the Surviving Subsidiary after the Merger is consummated.

                  (g) Regulation and Name. Bingham and Bank will mutually agree before the Effective Time as to which Governmental Authority will be the Regulator. The Surviving Subsidiary will continue to be named "Franklin Bank".

         Section 2.02 Right to Revise Transaction. Bingham and Bank may at any time before the Effective Time mutually change the method of effecting the Merger or change any of the determinations to be made or actions to be taken under Sections 2.01(d) or 2.01 (f), if and to the extent they deem that change to be necessary, appropriate or desirable to (a) ensure that the Merger be treated as a tax-free reorganization under Section 368(a)(2)(D) of the Code, or
(b) obtain the approval of the Regulator to the Merger. In the event the Regulator shall be other than the OCC the rights and obligations of the Bank and the Merger Sub under this Agreement may be

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assigned so as to cause the rights and obligations of the Bank and the Merger
Sub under this Agreement to be placed in entities that come under the jurisdiction of the Regulator.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

         Section 3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

                  (a) Outstanding Bank Common Stock. Each share, excluding Treasury Stock, of Bank Common Stock issued and outstanding immediately before the Effective Time shall become and be converted into the right to receive 1.525 shares of Bingham Common Stock (the "Exchange Ratio").

                  (b) Outstanding Bingham Common Stock. Each share of Bingham Common Stock issued and outstanding or held in treasury immediately before the Effective Time shall remain issued and outstanding or held in treasury and will be unaffected by the Merger.

                  (c) Treasury Shares. Each share of Bank Common Stock held as Treasury Stock immediately before the Effective Time will be canceled and retired at the Effective Time, and no consideration will be issued in exchange for that Treasury Stock.

         Section 3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Bank Stock will cease to be, and will have no rights as, shareholders of Bank, other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers of shares of Bank Stock on the stock transfer books of Bank or the Surviving Subsidiary.

         Section 3.03 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Bingham Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, Bingham will pay to each holder of Bank Common Stock who would otherwise be entitled to a fractional share of Bingham Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying the fraction by the closing per share sale price of Bingham Common Stock on NASDAQ SmallCap for the last trading day immediately preceding the Effective Date.

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         Section 3.04 Exchange Procedures.

                  (a) Deposit of New Certificates, Etc. At or before the Effective Time, Bingham shall deposit, or shall cause to be deposited, with an independent exchange agent (the "Exchange Agent") to be mutually selected by Bingham and Bank before the Effective Time, for the benefit of the holders of certificates formerly representing shares of Bank Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Bingham Common Stock ("New Certificates") and an amount of cash (that cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any of that cash, dividends or distributions), is referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of Bank Common Stock.

                  (b) Transmittal and Deliveries. As soon as practicable after the Effective Date (but in no event later than 15 days following the Effective
Date), Bingham shall send or cause to be sent to each former holder of record of shares of Bank Common Stock immediately before the Effective Time transmittal materials (which shall specify that risk of loss and title to Old Certificates shall pass only upon acceptance of those Old Certificates by Bingham or the Exchange Agent) for use in exchanging the shareholder's Old Certificates for Merger Consideration. Bingham will cause the New Certificates or uncertificated shares of Bingham Common Stock registered on the stock transfer books of Bingham ("Registered Shares") into which shares of a shareholder's Bank Common Stock are converted on the Effective Date or any check in respect of any fractional share interest or dividends or distributions which that person is entitled to receive to be delivered to that shareholder upon delivery to the Exchange Agent of Old Certificates representing the shares of Bank Common Stock (or indemnity reasonably satisfactory to Bingham and the Exchange Agent, if any of the certificates are lost, stolen or destroyed) owned by that shareholder. No interest will be paid on any cash to be paid in lieu of a fractional share interest or in respect of dividends or distributions that any person is entitled to receive under this Article III upon delivery. Bingham and the Exchange Agent will be entitled to rely upon the stock transfer books of Bank to identify persons entitled to receive Merger Consideration, which books shall be conclusive with respect to establishing the identify of those persons. If a dispute arises with respect to ownership of stock represented by any Old Certificate, Bingham or the Exchange Agent will be entitled to deposit any consideration in respect of that stock in escrow with an independent third party and thereafter be relieved with respect to any claims to that consideration.

                  (c) Escheat. Notwithstanding the foregoing, neither the Exchange Agent nor any Party will be liable to any former holder of Bank Stock for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

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                  (d) Restrictions on the Payment of Dividends and Voting. No
dividends or other distributions with respect to Bingham Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Old Certificates converted into the right to receive shares of Bingham Common Stock until the holder of the Old Certificates becomes entitled to receive New Certificates or Registered Shares in exchange under the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder of the Old Certificates will be entitled to receive any dividends or other distributions, without any interest, that before that time had become payable with respect to shares of Bingham Common Stock the holder had the right to receive upon surrender of the Old Certificates. Registered holders of unsurrendered Old Certificates will be entitled to vote after the Effective Time at any meeting of Bingham shareholders with a record date at or after the Effective Time the number of whole shares of Bingham Common Stock represented by those Old Certificates, regardless of whether those holders have exchanged their Old Certificates.

                  (e) Return of Exchange Fund to Bingham. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Bank for 12 months after the Effective Time will be paid to Bingham. Any shareholder of Bank who has not complied with this Article III after that 12-month period may look only to Bingham for payment of Merger Consideration and unpaid dividends and distributions on Bingham Common Stock deliverable in respect of shares of Bank Common Stock that shareholder holds as determined under this Agreement, in each case, without any interest.

         Section 3.05 [intentionally omitted]

         Section 3.06 Options.

                  (a) Conversion. At the Effective Time, each option outstanding on the date of this Agreement to purchase shares of Bank Common Stock under the Bank Stock Plans (each, a "Bank Stock Option") and remaining outstanding immediately before the Effective Time will, at the Effective Time, be assumed by Bingham and will continue to be outstanding. Each Bank Stock Option will be converted into an option to purchase shares of Bingham Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the applicable Bank Stock Plan and Bank Stock Option, as they may be amended from time to time):

                           (i) the number of shares of Bingham Common Stock to
                  be subject to the continuing Bank Stock Option will be equal to the product of (A) the number of shares of Bank Common Stock subject to the Bank Stock Option immediately before the Effective Time and (B) the Exchange Ratio, provided that any fractional share of Bingham Common Stock resulting from that multiplication will be rounded down to the nearest whole share; and

                           (ii) the exercise price per share of Bingham Common
                  Stock under the continuing Bank Stock Option will be equal to
                  (A) the exercise price per share of

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                  Bank Common Stock under the Bank Stock Option immediately
                  before the Effective Time divided by (B) the Exchange Ratio, provided that the exercise price will be rounded down to the nearest cent.

                  The conversion of Bank Stock Options will be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Code as to any Bank Stock Option that is an "incentive stock option". Notwithstanding the foregoing, the Parties agree that the Bank Stock Options and Bank Stock Plans will be treated as set forth in the attached Schedule 5.01(f); provided that such treatment shall not result in the Holding Company or the Surviving Subsidiary having any liability as a result of changing the tax treatment in connection with the Bank Stock Options or the exercise thereof.

                  (b) Reservation of Bingham Common Stock and Securities Filings. At all times after the Effective Time, Bingham will reserve for issuance the number of shares of Bingham Common Stock necessary to permit the exercise of continuing options in the manner contemplated by this Agreement and the documents under which those options were granted. Bingham will make all filings required under federal and state securities laws including without limitation a filing with the SEC on Form S-8, promptly after the Effective Time so as to permit the exercise of the continuing options and the sale of the shares received by the optionee upon exercise of the options at and after the Effective Time. Bingham will continue to make all such filings necessary to permit the continued exercise of continuing options and sale of shares.

                  (c) Adoption of Bingham Stock Option Plan. At the Bingham Meeting, Bingham will present to its shareholders for adoption before the Effective Time a stock option plan with a sufficient number of shares of Bingham Common Stock to enable grants thereunder to be made to any specified group of officers, directors and/or employees of Bingham, the Holding Company and the Surviving Subsidiary.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         Section 4.01 Representations and Warranties of Bank. Bank hereby represents and warrants to Bingham and Merger Sub, both as of the date of this Agreement and as of the Effective Date, with the knowledge and expectation that, in agreeing to enter into this Agreement, Bingham and Merger Sub are relying on, and in connection with the consummation of the transactions contemplated in this Agreement, will rely on, such representations and warranties:

                  (a) Good Standing and Authority. Bank is a national banking association, duly organized, validly existing and in good standing under the Bank Act. Franklin Finance is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Franklin Home is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Ben Properties is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Each of Bank and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so qualified other than where a failure to so qualify would not have a Bank Material Adverse Effect. Each such jurisdiction is listed on Schedule 4.01(a). Bank has all requisite power and authority to enter into this Agreement and any and all documents contemplated in this Agreement (the "Attendant Documents") to which it is a party and to consummate the transactions contemplated in this Agreement and the Attendant Documents. This Agreement and all of the Attendant Documents to which Bank is a party, and the consummation of the transactions contemplated in this Agreement, have been or will be, on or prior to the Effective Date, duly authorized and approved by the Bank Board and all other necessary and proper corporate action on the part of Bank. This Agreement, and all of the Attendant Documents to which Bank is a party, when executed and delivered, will constitute legal, valid and binding obligations of Bank enforceable against it in accordance with their respective terms.

                  (b) Consents and Approvals; No Defaults.

                           (i) To the knowledge of Bank, except as set forth on
                  Schedule 4.01(b), no consent, approval or authorization of, or designation, declaration or filing with, or notice to, any Governmental Authority, or any lenders, lessors, creditors, shareholders or others, is required on the part of Bank or its Subsidiaries in connection with the valid execution and delivery of this Agreement and the Attendant Documents or the consummation of the transactions contemplated in this Agreement and the Attendant Documents except where the failure to obtain such consent, approval, authorization, designation, declaration or filing would not have a Bank Material Adverse Effect. Before the Effective Time, Bank and its Subsidiaries (in cooperation with Bingham, as applicable) shall properly obtain, perform or give all of the consents, approvals, authorizations, designations, declarations, filings and notices set forth on Schedule 4.01(b), and as of the Effective Time, Bank shall have given Bingham's counsel copies or adequate evidence of all such consents, approvals, authorizations, designations, declarations, filings and notices.

                           (ii) Subject to the receipt or making of the
                  consents, approvals, authorizations, designations, declarations, filings and notices referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the Merger do not and will not: (i) (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, license, indenture or instrument of Bank or of any of its Subsidiaries or to which Bank or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, Bank's Governing Documents, (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, license, indenture or instrument or (D) result in any penalty payment relating to borrowed funds, advances or financial instruments; and (ii) have a Bank Material Adverse Effect.

                  (c) Financial Reports, SEC Documents, and Material Adverse Effect.

                           (i) Bank's Form 10-K for the period ending December
                  31, 1998 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act or the Exchange Act, in the form filed or to be filed with the SEC or the OCC (collectively, "Bank SEC Documents"), as of the date filed,
                  (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto), and each of the statements of income or results of operations and changes in shareholders' equity and cash flows or equivalent statements in the Bank SEC Documents (including any related notes and schedules thereto), have been prepared, in each case, in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

                           (ii) The 1999 Financial Statements have been prepared
                  in accordance with generally accepted accounting principals applied consistently with the audited statements of the Bank and its Subsidiaries subject only to normal year-end adjustments and the absence of footnotes.

                           (iii) Except as set forth on Schedule 4.01(c), and
                  except for liabilities incurred in connection with negotiation of and compliance with this Agreement and otherwise in connection with the transactions contemplated hereby, since December 31, 1999 to the date hereof, Bank and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice which would constitute a Bank Material Adverse Effect.

                           (iv) Except as set forth on Schedule 4.01(c), since
                  December 31, 1999, (A) Bank and its Subsidiaries have to the date hereof conducted their respective businesses in the ordinary and usual course consistent with past practice

                  (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) there has not occurred any event or circumstance that, individually or taken together with all other facts, circumstances and events, would constitute a Bank Material Adverse Effect.

                  (d) Litigation. Except as set forth on Schedule 4.01(d), no material litigation, claim or other proceeding before any Governmental Authority is pending against Bank or any of its Subsidiaries and, to Bank's Knowledge, no such litigation, claim or other proceeding has been threatened.

                  (e) Regulatory Matters.

                           (i) Except as set forth on Schedule 4.01(e), neither
                  Bank nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter to, or extraordinary supervisory letter from, any federal or state Governmental Authority or authority charged with the supervision or regulation of financial institutions and trust companies (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the OCC, and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

                           (ii) Except as set forth on Schedule 4.01(e), neither
                  Bank nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, or extraordinary supervisory letter.

                  (f) Compliance with Laws. Except as set forth on Schedule 4.01(f), and except for violations and acts of noncompliance that would not have a Bank Material Adverse Effect, each of Bank and its
         Subsidiaries:

                           (i) to Bank's knowledge, is in material compliance
                  with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

                           (ii) has received, since December 31, 1998, no
                  notification or communication from any Governmental Authority
                  (A) asserting that Bank or any of its Subsidiaries is not in compliance in any material respect with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any material license, franchise, permit, or governmental authorization (nor, to Bank's Knowledge, do any grounds for any of the foregoing exist).

                  (g) Loan Portfolio; Portfolio Management.

                           (i) Except as set forth on Schedule 4.01(g) all
                  evidences of indebtedness reflected as assets in Bank's financial statements at December 31, 1999 referred to in
                  Section 4.01(c) hereof, or originated or acquired since such date, are (except with respect to those assets which are no longer assets of it or any of its Subsidiaries) binding obligations of the respective obligors named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except as to the availability of equitable remedies, including specific performance, which are subject to the discretion of the court before which a proceeding is brought, and except where a failure of enforcement will not have a Bank Material Adverse Effect, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses or offsets which have been threatened or asserted against Bank or any of its Subsidiaries which would collectively constitute a Bank Material Adverse Effect. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents except in each case in which, individually or in the aggregate, the failure to have such a mortgage would not have a Bank Material Adverse Effect. All such indebtedness which is secured by an interest in personal property is secured by a valid and perfected security interest having the priority specified in the loan documents, except in each case in which, individually or in the aggregate, the failure to have such a security interest would not have a Bank Material Adverse Effect. Except as set forth on Schedule 4.01(g) or except where noncompliance would not have a Bank Material Adverse Effect, all loans originated, directly or indirectly, or purchased by Bank or any of its Subsidiaries were, at the time entered into and at all times owned by Bank or its Subsidiaries, in compliance in all material respects with all applicable laws and regulations (including, without limitation, all consumer protection laws and regulations). Except where noncompliance would not have a Bank Material Adverse Effect, Bank and its Subsidiaries (as applicable), in all material respects, administer their loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in accordance with all applicable laws and regulations and the terms of applicable instruments. Except where noncompliance would not have a Bank Material Adverse Effect, the records of Bank and any of its Subsidiaries (as applicable) regarding all loans outstanding on its books are accurate in all material respects. With respect to loans for which real property is the primary collateral, the Bank and its Subsidiaries (as applicable) maintain or require all borrowers to maintain adequate insurance on the security property and pay or cause all borrowers, to pay all taxes or assessments which may be entitled to a Lien with priority over the Bank's Lien in such property. The Bank maintains insurance against its failure or the borrower's failure to maintain insurance and pay taxes or assessments.

                           (ii) Schedule 4.01(g) sets forth a list, accurate and
                  complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Bank and its Subsidiaries that have been adversely designated, criticized or classified by Bank, its outside auditors or the OCC as of November 30, 1999, separated by category of classification or criticism (the "Bank Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof, by any representative of any governmental or regulatory authority as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Bank Asset Classification other than amounts of loans, extensions of credit or other assets that were charged off by Bank or any of its Subsidiaries before the date hereof.

                  (h) Permits and Licenses. Bank and each of its Subsidiaries has all franchises, permits, licenses or other authorizations by all Governmental Authorities, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to obtain such franchises, permits, licenses or other authorizations would not have a Bank Material Adverse Effect. Schedule 4.01(h) lists all franchises, permits, licenses or other authorizations by all Governmental Authorities held by Bank and its Subsidiaries ("Bank Licenses"), true and complete copies of all of which have been delivered to Bingham. Except as set forth on Schedule 4.01(h), all of the Bank Licenses are in full force and effect and will not be affected in any way by, and will continue to be in full force and effect after, the consummation of the transactions contemplated in this Agreement and the Attendant Documents to the extent necessary to complete any required governmental approvals of the transactions contemplated in this Agreement and the Attendant Documents, and to permit continuous business operations following consummation of the transactions contemplated.

(i)      Labor Matters.

         (i) Schedule 4.01(i) contains a complete and accurate list of the current employees of Bank and its Subsidiaries as of a date no later than 30 days before this representation and warranty is made (the "Bank Employees") and, with respect to each Bank Employee, his or her salary or hourly rate currently in effect, annual bonuses (last paid or payable), if any, any other fringe benefits or incentive paid or payable to him or her and the amount of all cash compensation accrued through February 29, 2000, but as yet unpaid for each such Bank Employee. Except as set forth on Schedule 4.01(i), all such Bank Employees are actively at work, and no such Bank Employee is currently on leave of absence, layoff, military leave, suspension, workers' compensation, salary continuance or short or long term disability or otherwise not actively performing his or her work during all normally scheduled business hours.

         (ii) Except as set forth on Schedule 4.01(i), neither Bank nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Bank or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Bank or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Bank or any of its Subsidiaries pending or, to Bank's Knowledge, threatened, nor does Bank have any Knowledge of any activity involving any Bank Employee seeking to certify a collective bargaining unit or engaging in other organizational activity.

         (iii) To the knowledge of Bank, except as set forth on Schedule 4.01(i), hours worked by, and payments made to, all Bank Employees and former employees of Bank and its Subsidiaries ("Former Bank Employees") have been in compliance with the Fair Labor Standards Act and other applicable federal, state and local laws.

         (iv) Except as set forth on Schedule 4.01(i), as of the Effective Date, all payments determined to be due from Bank and its Subsidiaries on account of any Bank Employee's or Former Bank Employees' work, health or welfare insurance, under any agreement, whether oral or written, will have been paid or properly accrued on Bank's financial statements.

         (v) Except as set forth on Schedule 4.01(i), there are no vacation monies or rights to time off which have been earned by any Bank Employee or Former Bank Employee under any agreement, whether oral or written, that have not been paid or properly accrued on Bank's financial statements, nor are there any severance payments which could become payable by Bank or its Subsidiaries under the terms of any oral or written agreement or commitment.

         (vi) Except as disclosed pursuant to Section 4.01(j), neither Bank nor any of its Subsidiaries has any material liability with respect to any pension, profit sharing, retirement or similar plan, or other employee benefit plan.

         (vii) Except as set forth on Schedule 4.01(i):

               (A) there is no unfair labor practice charge or complaint concerning Bank or its Subsidiaries or any Bank Employee or Former Bank Employee pending before any Governmental Authority in any jurisdiction in which Bank or its Subsidiaries conduct business;

               (B) there is no labor strike or slowdown, work stoppage, lockout or other collective labor action actually pending or, to Bank's Knowledge, threatened against or affecting the business of Bank or its Subsidiaries, and neither Bank nor its Subsidiaries has experienced any strike or slowdown, work stoppage, lockout or other collective labor action in connection with their business by or with respect to any Bank Employees or Former Bank Employees;

               (C) there is no representation claim or petition concerning the business of Bank or its Subsidiaries or any Bank Employee or Former Bank Employee pending before any Governmental Authority in any jurisdiction in which the business of Bank or its Subsidiaries conduct business, and no question concerning representation exists relating to the Bank Employees;

               (D) there are no charges with respect to or relating to the business of Bank or its Subsidiaries pending before the Equal Employment Opportunity Commission or any Governmental Authority in any jurisdiction in which Bank or its Subsidiaries conduct business responsible for the prevention of unlawful employment practices;

               (E) neither of Bank nor its Subsidiaries has received formal notice from any Governmental Authority responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Bank or its Subsidiaries and no such investigation is currently in progress; and

               (F) to Bank's Knowledge, no key Bank Employee or group of Bank Employees has any plans to terminate employment with Bank or its Subsidiaries prior to or after Closing.

               (j) Employee Benefits.

                    (i) Controlled Group: Except as disclosed in Schedule
               4.01(j), neither Bank nor any of its Subsidiaries is now, has ever been or will be at any time prior to the Effective Time, a member of a Controlled Group.

                    (ii) Bank Employee Benefit Plans and Documents: Schedule
               4.01(j) lists each and every Bank Employee Benefit Plan that Bank, its Subsidiaries or any Controlled Group Member now, or will at any time prior to the Effective Date, maintain, sponsor, participate in or contribute to with respect to the Bank Employees or the Former Bank Employees, or that Bank, its Subsidiaries or any Controlled Group Member ever maintained, sponsored, participated in or made contributions to with respect to the Bank Employees or the Former Bank Employees. Except as disclosed in Schedule 4.01(j), neither Bank nor any of its Subsidiaries or any Controlled Group Member is a party to any collective bargaining or union contract with respect to the Bank Employees or the Former Bank Employees. Bank has provided to Bingham true and correct copies of all current and prior material and readily available documents relating to the Bank Employee Benefit Plans listed in Schedule 4.01(j), including, but not limited to: (A) plan documents, trust documents and plan and trust amendments, in each case, which implement, relate to or amend a Bank Employee Benefits Plan; (B) summary plan descriptions, amendments thereto, and all other communication material provided to employees; (C) summaries of material modifications; (D) insurance (including reinsurance), administrative services or annuity contracts; (E) collective bargaining agreements or contracts and all amendments thereto;
               (F) the most recent financial statements; (G) with regard to self-funded Welfare Plans, experience and enrollment data for the prior three plan years as well as documentation and calculations demonstrating the preset value of accrued obligations under such plans as of the Effective Date; (H) if Bank or its Subsidiaries provide, or have any commitment or obligation to provide, any Bank Employee Benefit Plan benefits to their retirees, copies of all documentation and calculations demonstrating the present value of such obligation or commitment as of the Effective Date;
               (I) if Bank, its Subsidiaries or any Controlled Group Member maintains a defined benefit pension plan, as defined in Section 3(35) of ERISA with respect to the Bank Employees or the Former Bank Employees, the most recent actuarial valuation for each such plan and copies of any funding waivers and applications therefor, and all related correspondence and documentation; (J) the three most recent annual reports; (K) agreements with respect to leased or temporary employees; (L) all government rulings and opinions, if any (and pending requests for rulings and opinions, if any); and (M) the most recent IRS determination letters with respect to the Bank Employee Benefit Plans listed in Schedule 4.01(j).

                    (iii) No Minimum Funding Obligations; No Multiemployer Plan,
               Multiple Employer Plan or Post-Employment Welfare Plan Liability. No Bank

               Employee Benefit Plan is a, and none of Bank, any of its Subsidiaries or any Controlled Group Member has any material liability or potential liability (including, with respect to clauses (B) and (C) of this paragraph any actual or potential withdrawal liability)with respect to any, (A) Pension Plan that is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (B) multiemployer plan (as such term is defined in Section 3(37) of ERISA), (C) plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder), or (D) plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage law.

                    (iv) Representations: Except as set forth in Schedule
               4.01(j):

                         (A) Qualification: All the Pension Plans required to be
                    listed on Schedule 4.01(j), and the related trusts, if any, now meet, and since their inception have met, and as of the Effective Date shall meet, in all material respects, the requirements for qualification under Section 401(a) of the Code and are now, and since their inception have been, exempt from taxation under Section 501(a) of the Code;

                         (B) Determination Letters: The IRS has issued a
                    favorable determination letter with respect to the qualified status of each such Pension Plan and trust, and has not taken, nor to the Knowledge of Bank, its Subsidiaries and Controlled Group Members, has reasonable grounds to take any action to revoke such letter;

                         (C) Satisfaction of Obligations: Bank, each of its
                    Subsidiaries and each Controlled Group Member have performed, and through the Effective Date shall perform, in all material respects, all obligations required to be performed by them under the Bank Employee Benefit Plans (including, but not limited to, the making of all contributions), and are not in material default under, or in material violation of, any of the Bank Employee Benefit Plans, and none of Bank, its Subsidiaries, or any Controlled Group Member has Knowledge of any such material default or violation of any other party to any and all of the Bank Employee Benefit Plans;

                         (D) Compliance With Laws: Each Bank Employee Benefit
                    Plan has been, and through the Effective Date shall be, maintained, and funded in compliance in all material respects with ERISA, the Code, the Age Discrimination in Employment Act (to the extent applicable), COBRA, and each other applicable federal, state or local laws, and, if applicable, each foreign law, and each Bank Employee Benefit Plan is valid and binding, in full force and effect, and there are no material defaults thereunder;

                         (E) No Prohibited Transactions: None of the Bank
                    Employee Benefit Plans, nor any trust created thereunder, any trustee or administrator thereof, nor Bank or any of its Subsidiaries, nor any other Party dealing with any Bank Employee Benefit Plan has engaged in any transaction, or will prior to the Effective Date engage in any transaction, that would trigger a tax under Section 4975 of the Code, or violate Section 406 of ERISA, or, if applicable, any similar provision under foreign law;

                         (F) No Claims Pending or Threatened: There are not
                    presently, nor shall there be prior to the Effective Date, any actions, suits or claims pending (other than routine claims for benefits) or, to Bank's Knowledge, threatened against, any Bank Employee Benefit Plan, against the assets of any Bank Employee Benefit Plan, or against the Bank, any of its Subsidiaries or any Controlled Group Member for benefits arising under or pursuant to any Bank Employee Benefit Plan;

                         (G) Reporting and Disclosure: With regard to each Bank
                    Employee Benefit Plan listed in Schedule 4.01(j), Bank and its Subsidiaries have complied with, and will through the Effective Date continue to comply with, all reporting and disclosure requirements of ERISA and the Code in all material respects;

                         (H) No Unfunded Liabilities: No Bank Employee Benefit
                    Plan has any material unfunded liabilities;

                         (I) No Further Liabilities: Except as provided in
                    Schedule 4.01 (j), Bank and its Subsidiaries do not, and shall not as of the Effective Date, have any liability or obligation to any Bank Employee Benefit Plan or to the Pension Benefit Guaranty Corporation, DOL, Department of Treasury or similar agency of a foreign government, any other plan or entity, or any employee, participant or beneficiary of any Bank Employee Benefit Plan, arising out of or pursuant to any Bank Employee Benefit Plan which could subject Bank or its Subsidiaries to any material liability;

                         (J) Termination and Amendment: Except as disclosed in
                    Schedule 4.01(j), each Bank Employee Benefit Plan listed in
                    Schedule 4.01(j) is, and as of and through the Effective Date, shall be terminable, and/or subject to amendment by Bank or its Subsidiaries, at the discretion of Bank or its Subsidiaries, with no liability for benefits incurred after such termination or inconsistent with the terms of any amendment after its effective date.

               (K) Change of Control Payments: Except as set forth in Schedule 4.01(j), none of the Bank Employee Benefit Plans obligates Bank or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is contemplated by Section 280G of the Code.

         (v) ESOP. None of the execution, delivery and performance of this Agreement, or the consummation of the transactions, contemplated hereby shall violate or conflict with any governing document of the ESOP, any contract, agreement or other arrangement binding upon the ESOP or its assets or any statute, regulation or other provision of law applicable to the ESOP in any material respect. During the five years preceding the date hereof, there has not been any action, suit, proceeding, investigation, audit, or order against or affecting the ESOP at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. The ESOP is not subject to or bound by any outstanding orders, judgments or decrees of any court or governmental entity.

(k)      Tax Matters.

          (i) Except as would not cause a Bank Material Adverse Effect or except as set forth on Schedule 4.01(k):

               (A) Bank, each of its Subsidiaries, each of their affiliated groups and each of the entities identified on Schedule 4.01(k) pursuant to Section 4.01(k)(ii)(B) (the "Bank Predecessors") have filed all Tax Returns which they are required to file under applicable laws and regulations, and all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations;

               (B) Bank, each of its Subsidiaries, each of their affiliated groups and each of the Bank Predecessors have paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party;

               (C) neither Bank or its Subsidiaries, nor any of their affiliated groups or the Bank Predecessors have waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

               (D) the accrual for Taxes on Bank's most recent audited balance sheet would be adequate to pay all Tax liabilities of Bank and its

               Subsidiaries if their current tax year were treated as ending on the date of such balance sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income);

                    (E) since December 31, 1998, neither Bank nor any of its
               Subsidiaries has incurred any liability for Taxes with respect to their businesses other than in the ordinary course;

                    (F) no foreign, federal, state or local tax audits or
               administrative or judicial proceedings are pending or being conducted with respect to Bank, any of its Subsidiaries, any of their affiliated groups or any of the Bank Predecessors;

                    (G) neither Bank or its Subsidiaries, nor any of their
               affiliated groups or the Bank Predecessors have received from any foreign, federal, state or local taxing authority any (1) written notice indicating an intent to open an audit or other review, or
               (2) request for information related to Tax matters; and

                    (H) there are no material unresolved questions or claims
               concerning any Tax liability of Bank, its Subsidiaries, or any of their affiliated groups or the Bank Predecessors.

                (ii) Except as set forth on Schedule 4.01(k), neither Bank nor any of its Subsidiaries (A) has made an election under Section 341(f) of the Code, (B) is liable for the Taxes of another person (1) under Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign law), (2) as a transferee or successor, (3) by contract or indemnity or (4) otherwise, (C) is a party to any tax sharing agreement or (D) has made any payments, are obligated to make any payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

          (l) Environmental Matters. To Bank's Knowledge, neither the conduct nor operation of Bank or its Subsidiaries nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, results or resulted in a violation of any Environmental Laws and to Bank's Knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability to Bank or any of its Subsidiaries under or by reason of any Environmental Laws or Materials of Environmental Concern except where the conduct, operation, condition or event would not have a Bank Material Adverse Effect. To Bank's Knowledge, except for any notice for which, in Bank's reasonable judgment, there is no reasonable basis, neither Bank nor any of its Subsidiaries has received any notice from any person or entity that Bank or its Subsidiaries or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law or relating to Materials of Environmental Concern, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of Materials of Environmental Concern at, on, beneath, or originating from any such property.

          (m) Risk Management Instruments. Except as set forth on Schedule 4.01(m), all material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Bank's own account, or for the account of one or more of Bank's Subsidiaries or their customers have been previously disclosed to Bingham and were entered into (i) in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and (ii) with parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Bank or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Bank nor its Subsidiaries, nor to Bank's Knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

          (n) Insurance. Except as set forth on Schedule 4.01(n), Bank and its Subsidiaries have maintained and now maintain insurance with respect to their assets and businesses covering property damage by fire or other casualty, and against such liabilities, claims and risks, including, without limitation, workers compensation, and in such amounts as is customary or appropriate in the industry. Schedule 4.01(n) contains a true and correct summary of all such insurance policies maintained by Bank and its Subsidiaries, presently or at any point during the last five years, setting forth the names of the insured and the insurer, policy numbers, the types of coverage, premium payments or basis of payment, deductible amounts and limits of coverage. Except as set forth on
Schedule 4.01(n), to the knowledge of Bank no such policy of insurance is subject to any deductible, self-insured retention, retrospective rating agreement, indemnification agreement or any other method or device by which the insured person is subject to all or any part of the liability for any or all claims. Concurrently with or prior to the execution of this Agreement, Bank and its Subsidiaries have delivered to Bingham true, correct and complete copies of all such insurance policies. Except as set forth on Schedule 4.01(n), all such insurance policies will be in full force and effect through the Effective Date. To the knowledge of Bank, except as set forth on Schedule 4.01(n), there is no state of facts and no event has occurred forming the basis for any present property, casualty or fidelity claim against Bank or its Subsidiaries that is not fully covered by insurance. Schedule 4.01(n) contains loss runs for the last five years setting forth all property, general and products liability and workers compensation claim activity against the businesses of Bank and its Subsidiaries, including the date and place of the occurrence, the claimant's name, reserves, amounts paid, a brief description of the incident and whether the claim is open or closed. Except as set forth on Schedule 4.01(n), Bank has no Knowledge of any occurrence, circumstance, or event which could reasonably be expected to result in any such claim.

          (o) Governmental Reviews. Except as set forth on Schedule 4.01(o), no investigation or review by any Governmental Authority with respect to Bank, any Bank Subsidiary or any of their officers or directors is pending or, to the Knowledge of Bank, threatened, nor has any Governmental Authority indicated to Bank or any Bank Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

          (p) Fairness Opinion. On the date of this Agreement, Raymond James & Associates, Inc. ("Raymond James") has provided to the Bank Board a written fairness opinion to the effect that the Exchange Ratio is fair to the shareholders of Bank from a financial point of view.

          (q) Compliance with Servicing Obligations. Except as set forth on
Schedule 4.01(q), and except for violations and acts of noncompliance that would not have a Bank Material Adverse Effect, to the best of Bank's Knowledge, Bank and the Bank Subsidiaries are in compliance in all material respects with all contract, agency and investor requirements and guidelines, and all applicable laws, rules and regulations of Governmental Authorities, relating to the servicing and administration of loans by them, or any of them, including but not limited to, properly and timely making interest rate adjustments to adjustable rate loans.

          (r) Intellectual Property. Schedule 4.01(r) sets forth all patents, trade names, service names, trademarks, service marks, copyrights, or any other intellectual or intangible property or applications ("Intellectual Property") Bank and its Subsidiaries own or use in their businesses ("Bank Intellectual Property"). Bank and its Subsidiaries are the sole owners (except for licensed property for which valid and subsisting licenses exist) of the Bank Intellectual Property, free of all Liens. Except as set forth on Schedule 4.01(r), to Bank's Knowledge, there is no claim against Bank or any of its Subsidiaries that the Bank Intellectual Property or any of its operations, activities, products or publications infringes any material patent, trademark, trade name, copyright or other proprietary or intellectual property right of any third party or that any of them is illegally using the material trade secrets or property rights of others in any material respect. To the knowledge of Bank, neither Bank nor any of its Subsidiaries has any disputes with or claims against, or any basis for claims against, any third party for infringement by such third party of any Bank Intellectual Property.

          (s) Material Contracts. Schedule 4.01(s) identifies all of the Material Contracts of Bank and its Subsidiaries, true and complete copies of all of which have been delivered to Bingham. Except as set forth on Schedule 4.01(s), and except for any default which would not constitute a Bank Material Adverse Effect, (i) Bank and each of its Subsidiaries has complied in all material respects with the provisions of, and is not in default under, each such Material Contract to which it is a party or any such default has been waived, and (ii) to the Knowledge of Bank, no other party to any such Material Contract has failed to comply in any material respect with, or is in default under, the provisions of any such Material Contract.

          (t)  Real Property Owned.

               (i) Other than the real property described on Schedule 4.01(t) (the "Bank Owned Real Property") or real property of a type classified as OREO (other real estate owned) on the Bank's financial statements (i.e., foreclosed property not owned for the operation of the Bank's business), Bank and its Subsidiaries own no real property. Schedule 4.01(t) contains a true and accurate legal description of the Bank Owned Real Property. Bank and its Subsidiaries have good and marketable fee simple title to the Bank Owned Real Property free and clear of all Liens other than those identified on Schedule 4.01(t).

               (ii) Except as set forth on Schedule 4.01(t), no substantial work has been performed on or materials supplied with respect to the Bank Owned Real Property within any applicable statutory period which could give rise to mechanics' or materialmen's liens; all bills and claims for substantial labor performed and materials furnished to or for the benefit of the Bank Owned Real Property for all periods prior to the Effective Time have been, or prior to the Effective Time, will be, paid or properly accrued on Bank's financial statements in full, and Bank has no Knowledge of any mechanics' or materialmen's Liens, whether or not perfected, on or affecting any portion of the Bank Owned Real Property.

               (iii) There is no pending or, to Bank's Knowledge, threatened condemnation or eminent domain proceeding with respect to the Bank Owned Real Property.

               (iv) Except as set forth on Schedule 4.01(t), (A) there are no taxes or special assessments other than ordinary real estate taxes pending or payable against the Bank Owned Real Property, and to the knowledge of Bank there are no contingencies existing under which any assessment for real estate taxes may be retroactively filed against the Bank Owned Real Property; (B) Bank has no Knowledge of any proposed special assessment that may affect the Bank Owned Real Property or any part thereof; (C) there are no penalties due with respect to real estate taxes and/or impositions, and all real estate taxes and/or impositions (excepting those for the current year that are not yet due and payable) with respect to the Bank Owned Real Property have been paid in full; and (D) there are no taxes, permit fees or connection fees which must be paid respecting existing curb cuts, sewer hookups, water-main hookups or services of a like nature.

               (v) Except as set forth on Schedule 4.01(t), the Bank Owned Real Property materially complies with the requirements of all building, zoning, subdivision, health, safety, environmental, pollution control, waste products, sewage control and all other applicable statutes, laws, codes, ordinances, rules, orders, regulations and decrees of any and all government agencies. There is no uncured breach of any material condition or requirement imposed by, or pursuant to, any permit or license issued with respect to the Bank Owned Real Property.

               (vi) Except as set forth on Schedule 4.01(t), no property insurer or similar body has made any recommendations with respect to any parcel of Bank Owned Real Property which have not been complied with, and all structures on the Bank Owned Real Property meet all qualifications for "highly protected risk" classification for fire insurance purposes.

               (vii) Except as set forth on Schedule 4.01(t), and except for real property of the type classified as OREO (other real estate owned) on the Bank's financial statements (i.e., foreclosed property not owned for the operation of the Bank's business), Bank and its Subsidiaries have never owned any real property.

          (u) Real Property Leased. Schedule 4.01(u) sets forth the legal description for all real properties leased or subleased to Bank or its Subsidiaries (the "Bank Leased Real Property"). Bank has delivered to Bingham true, correct and complete copies of the leases and subleases listed on Schedule 4.01(u). Except as set forth on Schedule 4.01(u), neither Bank nor any of its Subsidiaries has leased or subleased any real property during the past three years. Except as set forth on Schedule 4.01(u), with respect to each such lease or sublease:

               (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect in all material respects;

               (ii) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect in all material respects on identical terms following the Closing;

               (iii) neither Bank, its Subsidiaries, nor, to Bank's Knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

               (iv) to Bank's Knowledge, no party to the lease or sublease has repudiated any of its provisions;


               (v) there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

               (vi) neither Bank nor any of its Subsidiaries, as applicable, has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered all or any portion of their interest in the leasehold or subleasehold;

               (vii) to Bank's Knowledge, all facilities leased or subleased under the lease or sublease have been operated and maintained in accordance with applicable laws, rules and regulations in all material respects;

               (viii) all facilities leased or subleased under the lease or sublease are supplied with utilities and other services reasonably necessary for the operation of such facilities;

               (ix) all facilities leased or subleased under the lease or sublease are in good operating condition, and would not, with ordinary wear and tear, require major repair or replacement during the remainder of the lease term; and

               (x) no property insurer or similar body has made any recommendations with respect to any parcel of Bank Leased Real Property which have not been complied with, and all structures on the Bank Leased Real Property meet all qualifications for "highly protected risk" classification for fire insurance purposes.

          (v) Liens. Except as set forth on Schedule 4.01(v), Bank and its Subsidiaries own and have good, marketable and unencumbered title to, or an unencumbered interest in, each item comprising their assets, free and clear of any and all Liens.

          (w) Good Condition. Except as set forth on Schedule 4.01(w), all facilities used in connection with the operation of the businesses of Bank and its Subsidiaries and all of the material assets of Bank and its Subsidiaries, except real property of a type classified as OREO (other real estate owned) on the Bank's financial statements (i.e., foreclosed property not owned for the operation of the Bank's business), are free from material defects (normal wear and tear excepted) and have been maintained in accordance with normal industry practice.

          (x) No Undisclosed Liabilities. Except as and to the extent set forth on Schedule 4.01(x) or reflected in the 1999 Financial Statements, and except for current liabilities incurred by Bank or its Subsidiaries in connection with the operation of or with respect to their businesses in the ordinary course, since December 31, 1999, neither Bank nor its Subsidiaries has incurred any debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether or not known to Bank, whether due or to become due and regardless of when asserted) arising out of transactions entered into, at or prior to the Closing, or any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing and which could have a Bank Material Adverse Effect. Except as set forth on Schedule 4.01(x), Bank has no Knowledge of any existing, proposed or threatened change which could have a Bank Material Adverse Effect. There are no contingent or other liabilities of Bank or its

Subsidiaries that have not been disclosed in the Schedules to this Agreement which could have a Bank Material Adverse Effect.

          (y) Recent Conduct of Business; Interim Operations. Except as set forth on Schedule 4.01(y), since December 31, 1999, there has not been, and through the Effective Time, there shall not be, any Bank Material Adverse Effect. Except as set forth on Schedule 4.01(y) or any other Schedule to this Agreement, since December 31, 1999, Bank and its Subsidiaries have caused their businesses to be conducted only in the ordinary course. Except as set forth on
Schedule 4.01(y) or any other Schedule to this Agreement, since December 31, 1999, Bank and its Subsidiaries have not done any of the actions described in Sections 5.01(a) through (g), 5.01(l) through (v) or 5.01(w) as Section 5.01(w) relates to Sections 5.01(a) through (g) and 5.01(l) through (v).

          (z) Brokerage or Finder's Fee. Except for McConnell, Budd & Dowens, Inc. and Raymond James, no broker, finder, agent or similar intermediary has acted for or on behalf of Bank in connection with this Agreement or the transactions contemplated hereby and, except for the fee payable to Raymond James by Bank, no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Bank or any action taken by Bank.

          (aa) [intentionally omittted].

          (bb) Disclosure. No representation or warranty by Bank contained in this Agreement and no statement contained in any of the Attendant Documents or any other certificate or instrument furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements not misleading.

          (cc) Capitalization. Bank has two classes of capital stock, common stock, $1.00 par value, and preferred stock, $1.00 par value. Franklin Finance has two classes of capital stock, common stock, $300.00 par value, and preferred stock $10.00 par value. Franklin Home has one class of capital stock, common stock, $1.00 par value. Ben Properties has one class of capital stock, common stock, no par value. Schedule 4.01(cc) sets forth the number of authorized and the number of issued and outstanding shares of capital capital stock of each of its Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and were issued by Bank and its Subsidiaries without violating any requirements of law. Except as set forth on Schedule 4.01(cc), (i) there are no preemptive or first refusal rights to purchase or otherwise acquire shares of Bank Stock or capital stock of any of Bank's Subsidiaries pursuant to the Governing Documents of Bank or its Subsidiaries, by agreement or otherwise,
(ii) there are no outstanding agreements, commitments, rights, options, warrants or claims of any nature whatsoever for the issuance, sale, purchase or redemption of any shares of

          Bank Stock or capital stock of any of Bank's Subsidiaries or any securities convertible into or exchangeable for such shares and (iii) there are no stock appreciation rights or phantom stock rights outstanding with respect to Bank stock or the capital stock of any of Bank's Subsidiaries.

               (dd) No Knowledge. Except as set forth in Schedule 4.01(dd), Bank has no Knowledge whatsoever that any of the representations or warranties of Bingham or Merger Sub are untrue in any material respect.

               (ee) Affiliate Transactions. Except as set forth on Schedule 4.01(ee), Bank has not entered into any business transactions with any of its Affiliates.

          Section 4.02 Representations and Warranties of Bingham and Merger Sub. Bingham and Merger Sub hereby represent and warrant to Bank, both as of the date of this Agreement and as of the Effective Date, with the knowledge and expectation that, in agreeing to enter into this Agreement, Bank is relying on, and in connection with the consummation of the transactions contemplated in this Agreement, will rely on, such representations and warranties:

          (a) Good Standing and Authority. Bingham and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, except for (i) Merger Sub, which, prior to the Effective Time, will be an interim national banking association, duly organized, validly existing and in good standing under the Bank Act, (ii) Dynex Financial, Inc. ("DFI"), Dynex Financial of Alabama, Inc. ("DFI Alabama") and Dynex Insurance Agency, Inc. ("DIA"), which are corporations duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and (iii) Bloomfield Acceptance Company, L.L.C. ("BAC") and Bloomfield Servicing Company, L.L.C. ("BSC"), which are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Michigan. Bingham and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so qualified other than where a failure to so qualify would not have a Bingham Material Adverse Effect. Each such jurisdiction is listed on Schedule 4.02(a). Bingham has, and Merger Sub will, prior to the Effective Time, have, all requisite power and authority to enter into this Agreement and any Attendant Documents to which it is a party and to consummate the transactions contemplated in this Agreement and the Attendant Documents. This Agreement and all of the Attendant Documents to which Bingham and Merger Sub is a party, and the consummation of the transactions contemplated in this Agreement, have been or will be, on or prior to the Effective Date, duly authorized and approved by the Bingham Board or the board of directors of Merger Sub, as necessary, and all other necessary and proper corporate action on the part of Bingham and Merger Sub. This Agreement, and all of the Attendant Documents to which Bingham or Merger Sub is a party, when executed and delivered, will constitute legal, valid and binding obligations of Bingham, and, when Merger Sub is organized, of Merger Sub, enforceable against them in accordance with their respective terms.

          (b) Consents and Approvals; No Defaults.

               (i) To the knowledge of Bingham, except as set forth on Schedule 4.02(b) and except for filings or approvals required under state "Blue Sky" laws, no consent, approval or authorization of, or designation, declaration or filing with, or notice to, any Governmental Authority, or any lenders, lessors, creditors, shareholders or others, is required on the part of Bingham or its Subsidiaries in connection with the valid execution and delivery of this Agreement and the Attendant Documents or the consummation of the transactions contemplated in this Agreement and the Attendant Documents except where the failure to obtain such consent, approval, authorization, designation, declaration or filing would not have a Bingham Material Adverse Effect. Before the Effective Time, Bingham and its Subsidiaries (in cooperation with Bank, as applicable) shall properly obtain, perform or give all of the consents, approvals, authorizations, designations, declarations, filings and notices set forth on Schedule 4.02(b), and as of the Effective Time, Bingham shall have given Bank's counsel copies or adequate evidence of all such consents, approvals, authorizations, designations, declarations, filings and notices.

               (ii) Subject to the receipt or making of the consents, approvals, authorizations, designations, declarations, filings and notices referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the Merger do not and will not: (i)
          (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, license, indenture or instrument of Bingham or of any of its Subsidiaries or to which Bingham or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, Bingham's or Merger Sub's Governing Documents, (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, license, indenture or instrument or (D) result in any penalty payment relating to borrowed funds, advances or financial instruments; and (ii) have a Bingham Material Adverse Effect.

          (c) Financial Reports, SEC Documents, and Material Adverse Effect.

               (i) Bingham's Form 10-K for the period ending September 30, 1999 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to September 30, 1999 under the Securities Act or the
                                       34

          Exchange Act, in the form filed or to be filed with the SEC (collectively, "Bingham SEC Documents"), as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto), and each of the statements of income or results of operations and changes in shareholders' equity and cash flows or equivalent statements in the Bingham SEC Documents (including any related notes and schedules thereto), have been prepared, in each case, in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

               (ii) Except as set forth on Schedule 4.02(c), and except for liabilities incurred in connection with negotiation of and compliance with this Agreement and otherwise in connection with the transactions contemplated hereby, since September 30, 1999 to the date hereof, Bingham and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice which would constitute a Bingham Material Adverse Effect.

               (iii) Except as set forth on Schedule 4.02(c), since September 30, 1999, (A) Bingham and its Subsidiaries have to the date hereof conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) there has not occurred any event or circumstance that, individually or taken together with all other facts, circumstances and events, would constitute a Bingham Material Adverse Effect.

          (d) Litigation. Except as set forth on Schedule 4.02(d), no material litigation, claim or other proceeding before any Governmental Authority is pending against Bingham or any of its Subsidiaries and, to Bingham's Knowledge, no such litigation, claim or other proceeding has been threatened.

          (e) Regulatory Matters.

               (i) Except as set forth on Schedule 4.02(e), neither Bingham nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter to, or extraordinary supervisory letter from, any federal or state Governmental Authority or Regulatory Authority.

               (ii) Except as set forth on Schedule 4.02(e), neither Bingham nor any of its Subsidiaries has been advised by any Regulatory Authority that such

          Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, or extraordinary supervisory letter.

          (f) Compliance with Laws. Except as set forth on Schedule 4.02(f), and except for violations and acts of noncompliance that would not have a Bingham Material Adverse Effect, each of Bingham and its Subsidiaries:

               (i) to Bingham's Knowledge is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

               (ii) has received, since September 30, 1999, no notification or communication from any Governmental Authority (A) asserting that Bingham or any of its Subsidiaries is not in compliance in any material respect with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any material license, franchise, permit, or governmental authorization (nor, to Bingham's Knowledge, do any grounds for any of the foregoing exist).

     (g)       Loan Portfolio; Portfolio Management.

               (i) Except as set forth on Schedule 4.02(g) all evidences of indebtedness reflected as assets in Bingham's financial statements at September 30, 1999 referred to in Section 4.02(c) hereof, or originated or acquired since such date, are (except with respect to those assets which are no longer assets of it or any of its Subsidiaries) binding obligations of the respective obligors named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except as to the availability of equitable remedies, including specific performance, which are subject to the discretion of the court before which a proceeding is brought, and except where a failure of enforcement will not have a Bingham Material Adverse Effect, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses or offsets which have been threatened or asserted against Bingham or any of its Subsidiaries which would collectively constitute a Bingham Material Adverse Effect. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents except in each case in which, individually or in the aggregate, the failure to have such a mortgage would not have a Bingham Material Adverse

          Effect. All such indebtedness which is secured by an interest in personal property is secured by a valid and perfected security interest having the priority specified in the loan documents, except in each case in which, individually or in the aggregate, the failure to have such a security interest would not have a Bingham Material Adverse Effect. Except as set forth on Schedule 4.02(g), or except where noncompliance would not have a Bingham Material Adverse Effect, all loans originated, directly or indirectly, or purchased by Bingham or any of its Subsidiaries were, at the time entered into and at all times owned by Bingham or its Subsidiaries, in compliance in all material respects with all applicable laws and regulations (including, without limitation, all consumer protection laws and regulations). Except where noncompliance would not have a Bingham Material Adverse Effect, Bingham and its Subsidiaries (as applicable), in all material respects, administer their loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in accordance with all applicable laws and regulations and the terms of applicable instruments. Except where noncompliance would not have a Bingham Material Adverse Effect, the records of Bingham and any of its Subsidiaries (as applicable) regarding all loans outstanding on its books are accurate in all material respects. With respect to loans for which real property is the primary collateral, Bingham and its Subsidiaries (as applicable) maintain or require all borrowers to maintain adequate insurance on the security property and pay or cause all borrowers, to pay all taxes or assessments which may be entitled to a Lien with priority over the Bingham's Lien in such property. Other than in connection with commercial loans, Bingham maintains insurance against its failure or the borrower's failure to maintain insurance and pay taxes or assessments.

               (ii) Schedule 4.02(g) sets forth a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Bingham and its Subsidiaries that have been adversely designated, criticized or classified by Bingham or its outside auditors as of December 31, 1999, separated by category of classification or criticism (the "Bingham Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof, by any representative of any governmental or regulatory authority as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Bingham Asset Classification other than amounts of loans, extensions of credit or other assets that were charged off by Bingham or any of its Subsidiaries before the date hereof.

          (h) Permits and Licenses. Bingham and each of its Subsidiaries has all franchises, permits, licenses or other authorizations by all Governmental Authorities, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to obtain such consent, approval, authorization, designation, declaration or filing would not have a Bingham

          Material Adverse Effect. Schedule 4.02(h) lists all franchises, permits, licenses or other authorizations by all Governmental Authorities held by Bingham and its Subsidiaries ("Bingham Licenses"), true and complete copies of all of which have been delivered to Bank. Except as set forth on Schedule 4.02(h), all of the Bingham Licenses are in full force and effect and will not be affected in any way by, and will continue to be in full force and effect after, the consummation of the transactions contemplated in this Agreement and the Attendant Documents to the extent necessary to complete any required governmental approvals of the transactions contemplated in this Agreement and the Attendant Documents, and to permit continuous business operations following consummation of the transactions contemplated.

               (i)  Labor Matters.

                    (i) Schedule 402(i) contains a complete and accurate list of the current employees of Bingham and its Subsidiaries as of a date no later than 30 days before this representation and warranty is made (the "Bingham Employees") and, with respect to each Bingham Employee, his or her salary or hourly rate currently in effect, annual bonuses (last paid or payable), if any, any other fringe benefits or incentive paid or payable to him or her and the amount of all cash compensation accrued through February 29, 2000, but as yet unpaid for each such Bingham Employee. Except as set forth on Schedule 4.02(i), all such Bingham Employees are actively at work, and no such Bingham Employee is currently on leave of absence, layoff, military leave, suspension, workers' compensation, salary continuance or short or long term disability or otherwise not actively performing his or her work during all normally scheduled business hours.

                    (ii) Except as set forth on Schedule 4.02(i), neither
               Bingham nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Bingham or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Bingham or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Bingham or any of its Subsidiaries pending or, to Bingham's Knowledge, threatened, nor does Bingham have any Knowledge of any activity involving any Bingham Employee seeking to certify a collective bargaining unit or engaging in other organizational activity.

                    (iii) To the knowledge of Bingham, except as set forth on
               Schedule 4.02(i), hours worked by, and payments made to, all Bingham Employees and former employees of Bingham and its Subsidiaries ("Former Bingham Employees") have been in compliance with the Fair Labor Standards Act and other applicable federal, state and local laws.

                    (iv) Except as set forth on Schedule 4.02(i), as of the
               Effective Date, all payments determined to be due from Bingham and its Subsidiaries on account of any Bingham Employee's or Former Bingham Employees' work, health or welfare insurance, under any agreement, whether oral or written, will have been paid or properly accrued on Bingham's financial statements.

                    (v) Except as set forth on Schedule 4.02(i), there are no
               vacation monies or rights to time off which have been earned by any Bingham Employee or Former Bingham Employee under any agreement, whether oral or written, that have not been paid or properly accrued on Bingham's financial statements, nor, except for payments in connection with the DFI Restructuring Plan, are there any severance payments which could become payable by Bingham or its Subsidiaries under the terms of any oral or written agreement or commitment.

                    (vi) Except as disclosed pursuant to Section 4.02(j),
               neither Bingham nor any of its Subsidiaries has any material liability with respect to any pension, profit sharing, retirement or similar plan, or other employee benefit plan.

              (vii) Except as set forth on Schedule 4.02(i):



                   (A) there is no unfair labor practice charge or complaint
              concerning Bingham or its Subsidiaries or any Bingham Employee or Former Bingham Employee pending before any Governmental Authority in any jurisdiction in which Bingham or its Subsidiaries conduct business;


                   (B) there is no labor strike or slowdown, work stoppage,
              lockout or other collective labor action actually pending or, to Bingham's Knowledge, threatened against or affecting the business of Bingham or its Subsidiaries, and neither Bingham nor its Subsidiaries has experienced any strike or slowdown, work stoppage, lockout or other collective labor action in connection with their business by or with respect to any Bingham Employees or Former Bingham Employees;

                   (C) there is no representation claim or petition concerning the business of Bingham or its Subsidiaries or any Bingham Employee or Former Bingham Employee pending before any Governmental Authority in any jurisdiction in which the business of Bingham or its Subsidiaries conduct business, and no question concerning representation exists relating to the Bingham Employees;

                   (D) there are no charges with respect to or relating to the business of Bingham or its Subsidiaries pending before the Equal Employment Opportunity Commission or any Governmental Authority in any jurisdiction in which Bingham or its Subsidiaries conduct business responsible for the prevention of unlawful employment practices;

                   (E) neither of Bingham nor its Subsidiaries has received
              formal notice from any Governmental Authority responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Bingham or its Subsidiaries and no such investigation is currently in progress; and

                   (F) to Bingham's Knowledge, no key Bingham Employee or group of Bingham Employees has any plans to terminate employment with Bingham or its Subsidiaries prior to or after Closing.

         (j)  Employee Benefits.

              (i) Controlled Group: Except as disclosed in Schedule 4.02(j), neither Bingham nor any of its Subsidiaries is now, has ever been or will be at any time prior to the Effective Time, a member of a Controlled Group.

              (ii) Bingham Employee Benefit Plans and Documents: Schedule 4.02(j) lists each and every Bingham Employee Benefit Plan that Bingham, its Subsidiaries or any Controlled Group Member now, or will at any time prior to the Effective Date, maintain, sponsor, participate in or contribute to with respect to the Bingham Employees or the Former Bingham Employees, or that Bingham, its Subsidiaries or any Controlled Group Member ever maintained, sponsored, participated in or made contributions to with respect to the Bingham Employees or the Former Bingham Employees. Except as disclosed in Schedule 4.02(j), neither Bingham nor any of its Subsidiaries or any Controlled Group Member is a party to any collective bargaining or union contract with respect to the Bingham Employees or the Former Bingham Employees. Bingham has provided to Bank true and correct copies of all current and prior material and readily available documents relating to the Bingham Employee Benefit Plans listed in Schedule 4.02(j), including, but not limited to: (A) plan documents, trust documents and plan and trust amendments, in each case, which implement, relate to, or amend a Bingham Employee Benefits Plan; (B) summary plan descriptions, amendments thereto, and all other communication material provided to employees; (C) summaries of material modifications; (D) insurance (including reinsurance), administrative services or annuity contracts;
         (E) collective bargaining agreements or contracts and all amendments thereto; (F) the most recent financial statements; (G) with regard to self-funded Welfare Plans, experience and enrollment data for the prior three plan years as well as documentation and calculations demonstrating the preset value of accrued obligations under such plans as of the Effective Date; (H) if Bingham or its Subsidiaries provide, or have any commitment or obligation to provide, any Bingham Employee Benefit Plan benefits to their retirees, copies of all documentation and calculations demonstrating the present value of such obligation or commitment as of the Effective Date; (I) if Bingham, its Subsidiaries or any Controlled Group Member maintains a defined benefit pension plan, as defined in Section 3(35) of ERISA with respect to the Bingham Employees or the Former Bingham Employees, the most recent actuarial valuation for each such plan and copies of any funding waivers and applications therefor, and all related correspondence and documentation; (J) the three most recent annual reports; (K) agreements with respect to leased or temporary employees; (L) all government rulings and opinions, if any (and pending requests for rulings and opinions, if any); and (M) the most recent IRS determination letters with respect to the Bingham Employee Benefits Plans listed on Schedule 4.02(j).


              (iii) No Minimum Funding Obligations; No Multiemployer Plan, Multiple Employer Plan or Post-Employment Welfare Plan Liability. No Bingham Employee Benefit Plan is a, and none of Bingham, any of its Subsidiaries or any Controlled Group Member has any material liability or potential liability (including, with respect to clauses (B) and (C) of this paragraph any actual or potential withdrawal liability)with respect to any, (A) Pension Plan that is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (B) multiemployer plan (as such term is defined in Section 3(37) of

         ERISA), (C) plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder), or (D) plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage law.

              (iv) Representations: Except as set forth in Schedule 4.02(j):

                   (A) Qualification: All the Pension Plans required to be
              listed on Schedule 4.02(j), and the related trusts, if any, now meet, and since their inception have met, and as of the Effective Date shall meet, in all material respects, the requirements for qualification under Section 401(a) of the Code and are now, and since their inception have been, exempt from taxation under
              Section 501(a) of the Code;

                   (B) Determination Letters: The IRS has issued a favorable
              determination letter with respect to the qualified status of each such Pension Plan and trust, and has not taken, nor to the Knowledge of Bingham, its Subsidiaries and Controlled Group Members, has reasonable grounds to take any action to revoke such letter;

                   (C) Satisfaction of Obligations: Bingham, each of its
              Subsidiaries and each Controlled Group Member have performed, and through the Effective Date shall perform, in all material respects, all obligations required to be performed by them under the Bingham Employee Benefit Plans (including, but not limited to, the making of all contributions), and are not in material default under, or in material violation of, any of the Bingham Employee Benefit Plans, and none of Bingham, its Subsidiaries, or any Controlled Group Member has Knowledge of any such material default or violation of any other party to any and all of the Bingham Employee Benefit Plans;

                   (D) Compliance With Laws: Each Bingham Employee Benefit Plan
              has been, and through the Effective Date shall be, maintained, and funded in compliance in all material respects with ERISA, the Code, the Age Discrimination in Employment Act (to the extent applicable), COBRA, and each other applicable federal, state or local laws, and, if applicable, each foreign law, and each Bingham Employee Benefit Plan is valid and binding, in full force and effect, and there are no material defaults thereunder;

                   (E) No Prohibited Transactions: None of the Bingham Employee
              Benefit Plans, nor any trust created thereunder, any trustee or administrator thereof, nor Bingham or any of its Subsidiaries, nor any other Party dealing with any Bingham Employee Benefit Plan has engaged in any transaction, or will prior to the Effective Date engage in any transaction, that would trigger a tax under Section 4975 of the Code, or violate Section 406 of ERISA, or, if applicable, any similar provision under foreign law;

                   (F) No Claims Pending or Threatened: There are not presently, nor shall there be prior to the Effective Date, any actions, suits or claims pending (other than routine claims for benefits) or, to Bingham's Knowledge, threatened against, any Bingham Employee Benefit Plan, against the assets of any Bingham Employee Benefit Plan, or against the Bingham, any of its Subsidiaries or any Controlled Group Member for benefits arising under or pursuant to any Bingham Employee Benefit Plan;

                   (G) Reporting and Disclosure: With regard to each Bingham
              Employee Benefit Plan listed in Schedule 4.02(j), Bingham and its Subsidiaries have complied with, and will through the Effective Date continue to comply with, all reporting and disclosure requirements of ERISA and the Code in all material respects;

                   (H) No Unfunded Liabilities: No Bingham Employee Benefit Plan
              has any material unfunded liabilities;

                   (I) No Further Liabilities: Except as provided in Schedule
              4.02 (j), Bingham and its Subsidiaries do not, and shall not as of the Effective Date, have any liability or obligation to any Bingham Employee Benefit Plan or to the Pension Benefit Guaranty Corporation, DOL, Department of Treasury or similar agency of a foreign government, any other plan or entity, or any employee, participant or beneficiary of any Bingham Employee Benefit Plan, arising out of or pursuant to any Bingham Employee Benefit Plan which could subject Bingham or its Subsidiaries to any material liability;

                   (J) Termination and Amendment: Except as disclosed in
              Schedule 4.02(j), each Bingham Employee Benefit Plan listed in
              Schedule 4.02(j) is, and as of and through the Effective Date, shall be terminable, and/or subject to amendment by Bingham or its Subsidiaries, at the discretion of Bingham or its Subsidiaries, with no liability for benefits incurred after such termination or inconsistent with the terms of any amendment after its effective date.

                   (K) Change of Control Payments: Except as set forth in
              Schedule 4.02(j), none of the Bingham Employee Benefit Plans obligates Bingham or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is contemplated by Section 280G of the Code.

         (k)  Tax Matters.

              (i) Except as would not cause a Bingham Material Adverse Effect or except as set forth on Schedule 4.02(k):

                  (A) Bingham, each of its Subsidiaries, each of their
              affiliated groups and each of the entities identified on Schedule 4.02(k) pursuant to Section 4.02(k)(ii)(B) (the "Bingham Predecessors") have filed all Tax Returns which they are required to file under applicable laws and regulations, and all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations;

                  (B) Bingham, each of its Subsidiaries, each of their
              affiliated groups and each of the Bingham Predecessors have paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party;

                  (C) neither Bingham or its Subsidiaries, nor any of their
              affiliated groups or the Bingham Predecessors have waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

                  (D) the accrual for Taxes on Bingham's most recent audited balance sheet would be adequate to pay all Tax liabilities of Bingham and its Subsidiaries if their current tax year were treated as ending on the date of such balance sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income);

                  (E) since September 30, 1999, neither Bingham nor any of its
              Subsidiaries has incurred any liability for Taxes with respect to their businesses other than in the ordinary course;


                  (F) no foreign, federal, state or local tax audits or
              administrative or judicial proceedings are pending or being conducted with respect to Bingham, any of its Subsidiaries, any of their affiliated groups or any of the Bingham Predecessors;

                  (G) neither Bingham or its Subsidiaries, nor any of their
              affiliated groups or the Bingham Predecessors have received from any foreign, federal, state or local taxing authority any (1) written notice indicating an intent to open an audit or other review, or (2) request for information related to Tax matters; and

                  (H) there are no material unresolved questions or claims
              concerning any Tax liability of Bingham, its Subsidiaries, or any of their affiliated groups or the Bingham Predecessors.

              (ii) Except as set forth on Schedule 4.02(k), neither Bingham nor any of its Subsidiaries (A) has made an election under Section 341(f) of the Code, (B) is liable for the Taxes of another person (1) under Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign law), (2) as a transferee or successor, (3) by contract or indemnity or (4) otherwise, (C) is a party to any tax sharing agreement or (D) has made any payments, are obligated to make any payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

         (l) Environmental Matters. To Bingham's Knowledge, neither the conduct nor operation of Bingham or its Subsidiaries nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, results or resulted in a violation of any Environmental Laws and to Bingham's Knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability to Bingham or any of its Subsidiaries under or by reason of any Environmental Laws or Materials of Environmental Concern except where the conduct, operation, condition or event would not have a Bingham Material Adverse Effect. To Bingham's Knowledge, except for any notice for which, in Bingham's reasonable judgment, there is no reasonable basis, neither Bingham nor any of its Subsidiaries has received any notice from any person or entity that Bingham or its Subsidiaries or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law or relating to Materials of Environmental Concern, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of Materials of Environmental Concern at, on, beneath, or originating from any such property.

         (m) Risk Management Instruments. Except as set forth on Schedule 4.02(m), all material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Bingham's own account, or for the account of one or more of Bingham's Subsidiaries or their customers have been previously disclosed to Bank and were entered into (i) in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and
     (ii) with parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Bingham or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Bingham nor its Subsidiaries, nor to Bingham's Knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

         (n) Insurance. Except as set forth on Schedule 4.02(n), Bingham and its Subsidiaries have maintained and now maintain insurance with respect to their assets and businesses covering property damage by fire or other casualty, and against such liabilities, claims and risks, including, without limitation, workers compensation, and in such amounts as is customary or appropriate in the industry. Schedule 4.02(n) contains a true and correct summary of all such insurance policies maintained by Bingham and its Subsidiaries, presently or at any point during the last five years, setting forth the names of the insured and the insurer, policy numbers, the types of coverage, premium payments or basis of payment, deductible amounts and limits of coverage. Except as set forth on Schedule 4.02(n), to the knowledge of Bingham no such policy of insurance is subject to any deductible, self-insured retention, retrospective rating agreement, indemnification agreement or any other method or device by which the insured person is subject to all or any part of the liability for any or all claims. Concurrently with or prior to the execution of this Agreement, Bingham and its Subsidiaries have delivered to Bank true, correct and complete copies of all such insurance policies. Except as set forth on
     Schedule 4.02(n), all such insurance policies will be in full force and effect through the Effective Date. To the knowledge of Bingham, except as set forth on Schedule 4.02(n), there is no state of facts and no event has occurred forming the basis for any present property, casualty or fidelity claim against Bingham or its Subsidiaries that is not fully covered by insurance. Schedule 4.02(n) contains loss runs for the last five years setting forth all property, general and products liability and workers compensation claim activity against the businesses of Bingham and its Subsidiaries, including the date and place of the occurrence, the claimant's name, reserves, amounts paid, a brief description of the incident and whether the claim is open or closed. Except as set forth on
     Schedule 4.02(n), Bingham has no Knowledge of any occurrence, circumstance, or event which could reasonably be expected to result in any such claim.


         (o) Governmental Reviews. Except as set forth on Schedule 4.02(o), no investigation or review by any Governmental Authority with respect to Bingham, any Bingham Subsidiary or any of their officers or directors is pending or, to the Knowledge of Bingham, threatened, nor has any Governmental Authority indicated to Bingham or any Bingham Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

         (p) Fairness Opinion. On the date of this Agreement, Keefe Bruyette & Woods, Inc. ("Keefe Bruyette") has provided to the Bingham Board a written fairness opinion to the effect that the Exchange Ratio is fair to the shareholders of Bingham from a financial point of view.

         (q) Compliance with Servicing Obligations. Except as set forth on
     Schedule 4.02(q) and except for violations and acts of noncompliance that would not have a Bingham Material Adverse Effect, to the best of Bingham's Knowledge, Bingham and the Bingham Subsidiaries are in compliance in all material respects with all contract, agency and investor requirements and guidelines, and all applicable laws, rules and regulations of Governmental Authorities, relating to the servicing and administration of loans by them, or any of them, including but not limited to, properly and timely making interest rate adjustments to adjustable rate loans.


         (r) Intellectual Property. Schedule 4.02(r) sets forth all Intellectual Property Bingham and its Subsidiaries own or use in their businesses ("Bingham Intellectual Property"). Bingham and its Subsidiaries are the sole owners (except for licensed property for which valid and subsisting licenses exist) of the Bingham Intellectual Property, free of all Liens. Except as set forth in Schedule 4.02(r), to Bingham's Knowledge, there is no claim against Bingham or any of its Subsidiaries that the Bingham Intellectual Property or any of its operations, activities, products or publications infringes any material patent, trademark, trade name, copyright or other proprietary or intellectual property right of any third party or that any of them is illegally using the material trade secrets or property rights of others in any material respect. To the knowledge of Bingham, neither Bingham nor any of its Subsidiaries has any disputes with or claims against, or any basis for claims against, any third party for infringement by such third party of any Bingham Intellectual Property.

         (s) Material Contracts. Schedule 4.02(s) identifies all of the Material Contracts of Bingham and its Subsidiaries, true and complete copies of all of which have been delivered to Bank. Except as set forth on Schedule 4.02(s), and except for any default which would not constitute a Bingham Material Adverse Effect, (i) Bingham and each of its Subsidiaries has complied in all material respects with the provisions of, and is not in default under, each such Material Contract to which it is a party or any such default has been waived, and (ii) to the Knowledge of Bingham, no other party to any such Material Contract has failed to comply in any material respect with, or is in default under, the provisions of any such Material Contract.


         (t) Real Property Owned. Neither Bingham nor any of its Subsidiaries own any real property and, except as set forth on Schedule 4.02(t), and except for real property of the type classified as OREO (other real estate owned) on the Bingham's financial statements (i.e., foreclosed property not owned for the operation of Bingham's business), none of them has ever owned any real property.

         (u) Real Property Leased. Schedule 4.02(u) sets forth the legal description for all real properties leased or subleased to Bingham or its Subsidiaries (the "Bingham Leased Real Property"). Bingham has delivered to Bank true, correct and complete copies of the leases and subleases listed on Schedule 4.02(u). Except as set forth on Schedule 4.02(u), neither Bingham nor any of its Subsidiaries has leased or subleased any real property during the past three years. Except as set forth on Schedule 4.02(u), with respect to each such lease or sublease:

              (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect in all material respects;

              (ii) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect in all material respects on identical terms following the Closing;

              (iii) neither Bingham, its Subsidiaries, nor, to Bingham's Knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

              (iv) to Bingham's Knowledge, no party to the lease or sublease has repudiated any of its provisions;

              (v) there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

              (vi) neither Bingham nor any of its Subsidiaries, as applicable, has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered all or any portion of their interest in the leasehold or subleasehold;

              (vii) to Bingham's Knowledge, all facilities leased or subleased under the lease or sublease have been operated and maintained in accordance with applicable laws, rules and regulations in all material respects;

              (viii) all facilities leased or subleased under the lease or sublease are supplied with utilities and other services reasonably necessary for the operation of such facilities;

              (ix) all facilities leased or subleased under the lease or sublease are in good operating condition, and would not, with ordinary wear and tear, require major repair or replacement during the remainder of the lease term; and

              (x) no property insurer or similar body has made any recommendations with respect to any parcel of Bingham Leased Real Property which have not been complied with, and all structures on the Bingham Leased Real Property meet all qualifications for "highly protected risk" classification for fire insurance purposes.

         (v) Liens. Except as set forth on Schedule 4.02(v), Bingham and its Subsidiaries own and have good, marketable and unencumbered title to, or an unencumbered interest in, each item comprising their assets, free and clear of any and all Liens.

              (w) Good Condition. Except as set forth on Schedule 4.02(w), all facilities used in connection with the operation of the businesses of Bingham and its Subsidiaries and all of the material assets of Bingham and its Subsidiaries except real property of a type classified as OREO (other real estate owned) on the Bingham's financial statements (i.e., foreclosed property not owned for the operation of the Bingham's business) are free from material defects (normal wear and tear excepted) and have been maintained in accordance with normal industry practice.

              (x) No Undisclosed Liabilities. Except as and to the extent set forth on Schedule 4.02(x) or reflected in the Bingham SEC Documents, and except for current liabilities incurred by Bingham or its Subsidiaries in connection with the operation of or with respect to their businesses in the ordinary course, since September 30, 1999, neither Bingham nor its Subsidiaries has incurred any debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether or not known to Bingham, whether due or to become due and regardless of when asserted) arising out of transactions entered into, at or prior to the Closing, or any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing and which could have a Bingham Material Adverse Effect. Except as set forth on Schedule 4.02(x), Bingham has no Knowledge of any existing, proposed or threatened change which could have a Bingham Material Adverse Effect. There are no contingent or other liabilities of Bingham or its Subsidiaries that have not been disclosed in the Schedules to this Agreement which could have a Bingham Material Adverse Effect.

              (y) Recent Conduct of Business; Interim Operations. Except as set forth on Schedule 4.02(y), since September 30, 1999, there has not been, and through the Effective Time, there shall not be, any Bingham Material Adverse Effect. Except as set forth on Schedule 4.02(y) or any other Schedule to this Agreement, since September 30, 1999, Bingham and its Subsidiaries have caused their businesses to be conducted only in the ordinary course. Except as set forth on Schedule 4.02(y) or any other Schedule to this Agreement, since September 30, 1999, Bingham and its Subsidiaries have not done any of the actions described in Sections
         5.02 (a) through (g), 5.02 (l) through (u) or 5.02(v) as Section 5.02(v) relates to Sections 5.02(a) through (g) and 5.02(l) through
         (u).

              (z) Brokerage or Finder's Fee. Except for Keefe Bruyette, no broker, finder, agent or similar intermediary has acted for or on behalf of Bingham in connection with this Agreement or the transactions contemplated hereby and, except for the fee payable to Keefe Bruyette by Bingham, no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Bingham or any action taken by Bingham.

              (aa) Disclosure. No representation or warranty by Bingham contained in this Agreement and no statement contained in any of the Attendant Documents or any other certificate or instrument furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements not misleading.

              (bb) Capitalization. Bingham and each of its Subsidiaries has one class of capital stock, common stock, without par value, except for (i) DFI Alabama and DIA, which each have one class of capital stock, common stock, $0.01 par value per share, (ii) Hartger & Willard Mortgage Associates, Inc., which has one class of capital stock, common stock, $1.00 par value per share, and (iii) BAC and BSC, which are limited liability companies with one class of ownership interest. Schedule 4.02(bb) sets forth the number of authorized and the number of issued and outstanding shares of common stock of Bingham and each of its Subsidiaries. All of the shares of Bingham Stock and all of the shares of capital stock of each of its Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and were issued by Bingham and its Subsidiaries without violating any requirements of law. Except as set forth on Schedule 4.02(bb), (i) there are no preemptive or first refusal rights to purchase or otherwise acquire shares of Bingham Stock or capital stock of any of Bingham's Subsidiaries pursuant to the Governing Documents of Bingham or its Subsidiaries, by agreement or otherwise, (ii) there are no outstanding agreements, commitments, rights, options, warrants or claims of any nature whatsoever for the issuance, sale, purchase or redemption of any shares of Bingham Stock or capital stock of any of Bingham's Subsidiaries or any securities convertible into or exchangeable for such shares, and (iii) there are no stock appreciation rights or phantom stock rights outstanding with respect to the capital stock of Bingham or any of its Subsidiaries.

              (cc) No Knowledge. Except as set forth in Schedule 4.02(cc), Bingham has no Knowledge whatsoever that any of the representations or warranties of Bank are untrue in any material respect.

              (dd) Affiliate Transactions. Except as set forth on Schedule 4.02(dd), Bingham has not entered into any business transactions with any of its Affiliates.

                                   ARTICLE V
                                   COVENANTS

         Section 5.01 Bank's Forbearances From the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Bingham, Bank will not, and will cause each of its Subsidiaries not to:

              (a) Ordinary Course. Conduct the business of Bank and its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to (i) preserve intact in any material respect their business organizations and assets, and (ii) maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair Bank's ability to perform any of its obligations under this Agreement. Notwithstanding the fact that it has customarily done so in the past, Bank shall not make, declare, pay or set aside for payment any stock dividend on shares of Bank Stock; provided, however, that Bank may redeem its subordinated debt in accordance with the terms of the documents evidencing such debt.

              (b) Bank Stock. Other than pursuant to Bank Stock Options outstanding on the date of this Agreement as disclosed on Schedule 5.01(b) or Bank Stock Options issued to officers, employees or directors in the ordinary course of business, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Bank Stock or any Rights, or (ii) enter into any agreement with respect to the foregoing, provided, however, that Bank Stock Options and Bank Stock Plans may be amended in the ordinary course of business or as contemplated by this Agreement.

              (c) Other Securities. Issue any other capital securities, capital stock of any Subsidiary, debentures, or subordinated notes other than in the ordinary course of business.

              (d) Dividends, Etc. (i) Except for quarterly dividends (common or preferred) in the ordinary course of business, make, declare, pay or set aside for payment any dividend (other than dividends from wholly-owned Subsidiaries to Bank or another wholly-owned Subsidiary of
         Bank) on or in respect of, or declare or make any distribution on any shares of Bank Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or Rights.

              (e) Compensation; Employment Agreements, Etc. Except (i) for oral at will employment agreements, (ii) for normal individual increase in compensation to employees in the ordinary course of business consistent with past practice, (iii) for other changes that are required by applicable law, (iv) to satisfy contractual obligations existing as of the date hereof that are disclosed on Schedule 5.01(e) in the ordinary course of business, (v) otherwise in the ordinary course of business, or (vi) as contemplated by this Agreement, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Bank or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments).

              (f) Benefit Plans. Except in the ordinary course of business and consistent with past practice, to provide incentive to directors, officers or employees, enter into, establish, adopt, renew, or amend (except as may be required by applicable law) any pension, profit sharing, employee stock ownership, retirement, stock option, stock appreciation, phantom stock, stock purchase, savings, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Bank or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options or other compensation or benefits payable thereunder. Notwithstanding the foregoing, Bank shall expressly be allowed to amend its Bank Stock Options and Bank Stock Plans as set forth in the attached Schedule 5.01(f); provided, however, such amendment shall not result in the Holding Company or the Surviving Subsidiary having any liability as a result of changing the tax treatment in connection with the Bank Stock Options or the exercise thereof. Further, notwithstanding the foregoing, the Bank shall expressly be allowed to enter into a trust agreement establishing and funding trusts contemplated in the Severance Agreements; provided that such trust agreement shall provide that at such time as Severance Payments or Bank Board Severance Payments (defined below) are no longer payable to a beneficiary of the trusts established under such trust agreement, an amount equal to such Severance Payments or Bank Board Severance Payment, less the amount of trust funds used to pay such Severance Payments or Bank Board Severance Payments, shall be released from the trusts established under such trust agreement and paid to the Surviving Subsidiary; provided further, such trusts will be funded with funds of the Bank and the trustee of the trusts established under such trust agreement shall be reasonably acceptable to Bingham; and provided further, such trust agreement shall specifically provide that the trustee shall pay over the earnings of the trusts established thereunder to the Surviving Subsidiary as and when earned or as otherwise acceptable to Bingham.

              (g) Dispositions. Except as set forth in Schedule 4.01(y), sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties except in the ordinary course of business for fair value consistent with past practice.

              (h) Acquisitions. Except in the ordinary and usual course of business consistent with past practice, acquire all or any portion of, the assets, business, deposits or properties of any Person or entity.

              (i) Governing Documents. Except as contemplated in this Agreement, amend the Governing Documents of Bank or any of its Subsidiaries.

              (j) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

              (k) Material Contracts. Except as permitted by Sections 5.01(e) and 5.01(f), and to renew real and personal property leases in the ordinary course of business where the renewal option would otherwise expire, enter into or terminate any Material Contract or amend or modify in any material respect or renew any of its existing Material Contracts.

              (l) Claims. Except in the ordinary course of business consistent with past practice or involving an amount not in excess of $100,000, settle any claim, action or proceeding.

              (m) Foreclosure. Foreclose upon or otherwise take title to or possession or control of any real property without first having an environmental report thereon.

              (n) Deposit Taking and Other Bank Activities. In the case of Bank
         (i) voluntarily make any material changes in or to its deposit mix;
         (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with prevailing banking practice or the Bank's existing strategic plan and year 2000 budget; or (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives materially in excess of the amounts previously disclosed to Bingham.

              (o) Facilities. Except as disclosed on Schedule 5.01(o) or as contemplated in the Bank's existing strategic plan and year 2000 budget, or as required for technology or facility upgrades, open any new offices or facilities or expand, close or relocate any existing office or facility.

              (p) Investments. Enter into any material securities transaction for its own account or purchase or otherwise acquire any material amount of investment securities for its own account except purchases and sales of securities consistent with past practice (including the Bank's existing strategic plan and year 2000 budget) in order to maintain investment portfolios at Bank and its Subsidiaries that have risk and asset mix characteristics substantially similar to those of the respective investment portfolios as of the date of this Agreement.

              (q) Capital Expenditures. Purchase or lease fixed assets where the amount paid or committed is in excess of $50,000 individually or $250,000 in the aggregate.

              (r) Lending. Except as required by action of any Regulatory Authority (i) make any material changes in its policies concerning loan underwriting or which persons may approve loans as previously provided in writing to Bingham (except in the ordinary course of business consistent with past practice or prevailing banking practices) or fail to materially comply with such policies; or (ii) make or commit to make any new loan or letter of credit, or any new or additional discretionary advance under any existing loan or letter of credit, or restructure any existing loan or letter of credit in a manner inconsistent with past practice or customary safe and sound standards.

              (s) Acquisition of Loans. Except in the ordinary course of business and consistent with current policies and guidelines in effect as previously disclosed to Bingham, purchase any loan, loan participation or other interest in any loan.

              (t) Adverse Actions. (i) Take any action or fail to take any action while knowing that such action or inaction would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or
         (ii) knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time except as expressly permitted by this Agreement, (B) any of the conditions to the Merger set forth in Article VI not being satisfied except as expressly permitted by this Agreement or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

              (u) Risk Management. Except as required by applicable law or as contemplated by the Bank's existing strategic plan and year 2000 budget, regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or
         (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

              (v) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

              (w) Commitments. Agree or commit to do any of the foregoing.

         Section 5.02 Bingham's Forbearances. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Bank, Bingham will not, and will cause each of its Subsidiaries not to:

              (a) Ordinary Course. Conduct the business of Bingham and its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to (i) preserve intact in any material respect their business organizations and assets, and (ii) maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair Bingham's or Merger Sub's ability to perform any of their respective obligations under this Agreement. Without limiting the foregoing, Bingham may not make, declare, pay or set aside for payment any stock dividend on shares of Bingham's capital stock. Notwithstanding the foregoing, Bingham may effectuate the DFI Restructuring Plan substantially on the terms set forth on Schedule 5.02(a) and may enter into commercially reasonable whole loan sales or loan securitizations.

              (b) Bingham Stock. Other than pursuant to options to purchase shares of Bingham Stock ("Bingham Stock Options") outstanding on the date of this Agreement as disclosed on Schedule 5.02(b) or Bingham Stock Options and other stock awards issued to officers, employees or directors in the ordinary course of business, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Bingham Stock or any Rights, or (ii) enter into any agreement with respect to the foregoing, provided, however, that options to purchase Bingham stock and Bingham's stock option plans may be amended in the ordinary course of business or as contemplated by this Agreement.

              (c) Other Securities. Issue any other capital securities, capital stock of any Subsidiary, debentures, or subordinated notes.

              (d) Dividends, Etc. (i) Except for dividends in the ordinary course of business, make, declare, pay or set aside for payment any dividend (other than dividends from wholly-owned Subsidiaries to Bingham or another wholly-owned Subsidiary of Bingham) on or in respect of, or declare or make any distribution on any shares of Bingham Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or Rights.

              (e) Compensation; Employment Agreements, Etc. Except (i) for oral at will employment agreements, (ii) for normal individual increase in compensation to employees in the ordinary course of business consistent with past practice, (iii) for other changes that are required by applicable law, (iv) to satisfy contractual obligations existing as of the date hereof that are disclosed on Schedule 5.02(e) in the ordinary course of business, (v) otherwise in the ordinary course of business, or (vi) as contemplated by this Agreement, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Bingham or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments)

              (f) Benefit Plans. Except in the ordinary course of business and consistent with past practice to provide incentives to directors, officers or employees, enter into, establish, adopt, renew, or amend (except as may be required by applicable law) any pension, profit sharing, employee stock ownership, retirement, stock option, stock appreciation, phantom stock, stock purchase, savings, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Bingham or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options or other compensation or benefits payable thereunder. Notwithstanding the foregoing, Bingham shall expressly be allowed to adopt a new stock option plan to enable grants thereunder to be made to its officers, directors and employees both before and after the Effective Time.

              (g) Dispositions. Except as set forth on Schedule 4.02(y), sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties except in the ordinary course of business for fair value consistent with past practice.

              (h) Acquisitions. Except as set forth in Schedule 5.02(h) acquire all or any substantial portion of, the assets, business, deposits or properties of any Person or entity.

              (i) Governing Documents. Except as contemplated in this Agreement, amend the Governing Documents of Bingham or any of its Subsidiaries.

              (j) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

              (k) Material Contracts. Except as permitted by Section 5.02(e), and to renew real and personal property leases in the ordinary course of business where the renewal option would otherwise expire, enter into or terminate any Material Contract or amend or modify in any material respect or renew any of its existing Material Contracts.

              (l) Claims. Except: (i) in the ordinary course of business consistent with past practice; (ii) involving an amount not in excess of $100,000; or (iii) in connection with the DFI Restructuring Plan which, in the aggregate, involves an amount not in excess of $5,000,000, settle any claim, action or proceeding.

              (m) Foreclosure. Foreclose upon or otherwise take title to or possession or control of any real property without first having an environmental report thereon.

              (n) Facilities. Except as disclosed on Schedule 5.02(n), or as contemplated in Bingham's year 2000 budget or as required for technology or facility upgrades, open any new offices or facilities or expand, close or relocate any existing office or facility.

              (o) Investments. Enter into any material securities transaction for its own account or purchase or otherwise acquire any material amount of investment securities for its own account except purchases and sales of securities consistent with past practice (including Bingham's year 2000 budget) in order to maintain investment portfolios at Bingham and its Subsidiaries that have risk and asset mix characteristics substantially similar to those of the respective investment portfolios as of the date of this Agreement.

              (p) Capital Expenditures. Except as set forth on Schedule 5.02(p), purchase or lease fixed assets where the amount paid or committed is in excess of $50,000 individually or $250,000 in the aggregate.

              (q) Lending. Except as required by action of any Regulatory Authority (i) make any material changes in its policies concerning loan underwriting or which persons may approve as previously provided in writing to Bank (except in the ordinary course of business consistent with past practice or prevailing lending practices) loans or fail to materially comply with such policies; or (ii) make or commit to make any new loan or letter of credit, or any new or additional discretionary advance under any existing loan or letter of credit, or restructure any existing loan or letter of credit in a manner inconsistent with past practice or customary safe and sound standards.

              (r) Acquisition of Loans. Except in the ordinary course of business and consistent with current policies and guidelines in effect as previously disclosed to Bank, purchase any loan, loan participation or other interest in any loan.

              (s) Adverse Actions. (i) Take any action or fail to take any action while knowing that such action or inaction would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or
         (ii) knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time except as expressly permitted by this Agreement, (B) any of the conditions to the Merger set forth in Article VI not being satisfied except as expressly permitted by this Agreement or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

              (t) Risk Management. Except as required by applicable law or regulation or as contemplated by Bingham's year 2000 budget, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

              (u) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

              (v) Commitments. Agree or commit to do any of the foregoing.

         Section 5.03 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable, or advisable to consummate the Merger and all other transactions contemplated in this Agreement as promptly as practicable. Each Party will cooperate fully with the other Parties to that end. A Party's reasonable efforts will include, without limitation, (a) using reasonable efforts to obtain all necessary consents, approvals or waivers from Regulatory Authorities necessary to consummate the Merger, including without limitation making any revisions to loan reserves required by the Regulator, and
(b) opposing vigorously any litigation or administrative proceeding or directive relating to this Agreement or the Merger, including, if necessary, promptly appealing any adverse court or agency order.

     Section 5.04 Shareholder Approvals. Bingham and Bank agree to take, in accordance with applicable law and NASD rules and their Governing Documents, all action necessary to convene an appropriate meeting of their shareholders to consider and vote upon, in the case of Bank, the adoption of this Agreement, the approval of the Merger and the amendment of its Governing Documents as contemplated in Section 2.01(d), and in the case of Bingham to approve the issuance of Bingham Common Stock to be issued in the Merger, the adoption of a stock option plan as contemplated in Section 3.06 (c) and a plan to reconstitute the Holding Company Board as set forth in Section 5.14(a), and in each case any other matter required to be approved by shareholders to consummate the Merger (including any adjournment or postponement, the "Bingham Meeting" or "Bank Meeting", as applicable), in each case as promptly as practicable after the Registration Statement is declared effective. The Bingham Board and the Bank Board shall each recommend adoption or approval, and Bingham and Bank shall take all reasonable, lawful action to solicit adoption or approval by its shareholders, except to the extent that their fiduciary obligations require them to do otherwise.

     Section 5.05 Registration Statement.

             (a) Bingham and Bank agree to jointly promptly prepare a registration statement on Form S-4 (the "Registration Statement") to be filed by them with the SEC in connection with the issuance of Bingham Common Stock in the Merger (including the joint proxy statement and prospectus and other necessary proxy solicitation materials of Bingham and Bank (the "Proxy Statement") and all related documents). Subject to compliance by Bingham and Bank with Sections 5.05(b) and (c), the Registration Statement will comply in all material respects with applicable federal securities laws. Bingham and Bank agree to cooperate, and to cause their Subsidiaries to cooperate, with each other, their counsel and their accountants, in preparing the Registration Statement and the Proxy Statement. Bingham and Bank agree to file the Registration Statement (or the form of the Proxy Statement) in preliminary form with the SEC as promptly as reasonably practicable and will use reasonable efforts to cause the filing to occur within 45 days after the Parties execute this Agreement. If the Proxy Statement is filed in preliminary form, the Registration Statement will be filed with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Bank and Bingham agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after it is filed. Each of Bank and Bingham also agrees to use reasonable efforts to obtain, before the effective date of the Registration Statement, all state securities law or "Blue Sky" permits and approvals required to consummate the Merger. Each of Bank and Bingham agrees to give the other all information concerning it, its Subsidiaries, officers, directors and shareholders that the other reasonably requests in connection with the foregoing.

             (b) Each of Bank and Bingham agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement to it, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement to it will, at the date of mailing to shareholders and at the time of the Bingham Meeting or the Bank Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement that, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or that will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Bank and Bingham further agrees to promptly inform the other if it becomes aware before the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, and to take the necessary steps to correct the Proxy Statement.


             (c) Bingham agrees to advise Bank, promptly after it receives notice thereof, if (i) any stop order has been issued or the Bingham Common Stock for offering or sale has been suspended or qualified in any jurisdiction or (ii) a threat of any proceeding for any such purpose has been initiated.


     Section 5.06 Proxy Solicitors. Each of Bingham and Bank, in consultation with the other, will employ professional proxy solicitors to assist it in contacting shareholders in connection with soliciting votes on the matters to be considered and voted upon at the Bingham Meeting and Bank Meeting. Bank and Bingham shall share equally all costs and fees associated with the retention of proxy solicitors.

     Section 5.07 Access; Information.



             (a) Each of Bank and Bingham agrees that upon reasonable notice it shall afford the other Party and the other Party's Representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any Party may reasonably request. During that period, it shall furnish promptly to the other Party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it and its Subsidiaries as the other Party may reasonably request.

             (b) During the period from the date of this Agreement to the Effective Time, each of Bingham and Bank agrees to promptly give to the other copies of all monthly and other interim financial statements produced in the ordinary course of business as they become available.

             (c) Notwithstanding anything to the contrary set forth in this
     Section 5.07 or otherwise, except with respect to the obligation of the Bank to provide the 1999 Work Papers to Bingham and its auditors, and Bingham and its auditors having the opportunity to review and approve the same, and except as set forth in a letter dated the date hereof directed to the Bank by Bingham, each of Bank and Bingham acknowledges that it has completed its respective due diligence investigations in connection with the Merger and is satisfied with the results thereof. Accordingly, each agrees that neither has the right to terminate this Agreement except as provided in Article VIII or the letter described in the preceding sentence.


     Section 5.08 Exclusivity.

             (a) From and after the date of this Agreement until the Effective Time, neither Bank nor Bingham shall offer to sell its business, stock or assets to (a "Unilateral Offer"), or carry on negotiations with respect to the sale of its business, stock or assets with, any party other than the other Party or the other Party's Affiliates. Notwithstanding the foregoing sentence, either the Bank Board or the Bingham Board may consider unsolicited bona fide third-party offers to purchase its business, stock or assets ("Unsolicited Offers") if it determines in good faith after consultation with legal counsel that such action is necessary for it to act in a manner consistent with fiduciary duties under applicable law. If either Bingham or Bank receives an Unsolicited Offer, it must within 24 hours of its receipt advise the other Party that it has received the Unsolicited Offer, disclose its terms (including the identity of the person making the Unsolicited Offer), and advise the other Party of any material developments concerning the Unsolicited Offer immediately as they occur.

             (b) Bank acknowledges that Bingham has filed an application with the OTS seeking a charter (the "OTS Charter") to become a Federal Savings Bank. Bank acknowledges that Bingham's pursuit of the Merger may jeopardize attainment of the OTS Charter and that significant incurred expenses will be lost by Bingham without benefit. In consideration of these events, Bingham's execution of this Agreement, Bingham's expenses incurred in connection with this Agreement and the Merger, and lost opportunities incurred by Bingham as the result of pursuing the Merger, Bank shall pay $3,000,000 to Bingham as liquidated damages (and not as a penalty) if before the Effective Time, (i) Bank makes a Unilateral Offer or enters into negotiations with respect to a Unilateral Offer or an Unsolicited Offer, and (ii) the Merger is abandoned or terminated by Bank as a result of considering that Unilateral Offer or Unsolicited Offer. Bingham and Bank acknowledge that Bingham's damages if the Merger is abandoned or terminated as described in this clause would be incapable of accurate calculation and that $3,000,000 is a reasonable estimate of Bingham's actual damages.

             (c) In consideration of Bank's execution of this Agreement, Bank's expenses incurred in connection with this Agreement and the Merger, and lost opportunities incurred by Bank as the result of pursuing the Merger, Bingham shall pay $3,000,000 to Bank as liquidated damages (and not as a penalty) if before the Effective Time, (i) Bingham makes a Unilateral Offer or enters into negotiations with respect to a Unilateral Offer or an Unsolicited Offer, and (ii) the Merger is abandoned or terminated by Bingham as a result of considering that Unilateral Offer or Unsolicited Offer. Bingham and Bank acknowledge that Bank's damages if the Merger is abandoned or terminated as described in this clause would be incapable of accurate calculation and that $3,000,000 is a reasonable estimate of Bank's actual damages.

     Section 5.09 Takeover Laws. No Party may take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any "moratorium", "control share", "fair price", "affiliate transactions", "business combination" or other anti-takeover laws or regulations ("Takeover Laws") and each Party will take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.


     Section 5.10 Listing. Bingham agrees to use its reasonable efforts before the Effective Time and subject to official notice of issuance, to list all shares of Bingham Common Stock, including the shares to be issued in the Merger, on the NASDAQ National Market.


     Section 5.11 Regulatory Applications.


             (a) Bingham and Bank and their respective Subsidiaries will cooperate and use their reasonable efforts to (i) promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, and (ii) file within 45 days of the date of this Agreement, the applications necessary to obtain the permits, consents, approvals and authorizations of all Regulatory Authorities necessary to consummate the Merger. Each of Bingham and Bank may review in advance, and to the extent practicable each will consult with the other with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each Party agrees to act reasonably and as promptly as practicable. Each of Bingham and Bank agrees that it will consult with the other with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement. Each of Bingham and Bank will keep the other apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement.


             (b) Each of Bingham and Bank agrees, upon request, to furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     Section 5.12 Benefit Plans. At the Effective Time, Bingham shall be substituted for Bank or a Bank Subsidiary as the sponsoring employer under those employee benefit and welfare plans with respect to which Bank or any of its Subsidiaries is a sponsoring employer, and any other employee benefit programs, policies, agreements and arrangements of Bank or its Subsidiaries in effect immediately prior to the Effective Time (collectively, the "Bank Arrangements"). Bingham shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Bank or the applicable Bank Subsidiary with respect to each such Bank Arrangement. Except as otherwise provided in this Agreement, and except as otherwise covered under the Bank Arrangements, each such Bank Arrangement shall be continued in effect by Bingham after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Bingham under each such Bank Arrangement to subsequently amend or terminate the Bank Arrangement, which amendments or terminations shall comply with applicable law. Bank, each Bank Subsidiary, and Bingham will use all reasonable efforts (i) to effect said substitutions and assumptions, and such other actions contemplated under this Agreement, and (ii) to amend such Bank Arrangements to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.


     Section 5.13 Notification of Certain Matters. Each of Bank and Bingham shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Bank Material Adverse Effect or Bingham Material Adverse Effect, respectively, (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements in this Agreement as of the date of this Agreement or (c) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements in this Agreement, arising from events or circumstances after the date of this Agreement or otherwise.

      Section 5.14 Holding Company Board


             (a) At the Effective Time, Bingham shall cause the Holding Company Board to be reconstituted to consist of twelve directors, six of which will be designated by Bingham and five of which will be designated by Bank prior to the Effective Time. Of the five directors appointed by Bank, the term of two will expire on the date of the first annual meeting of the Holding Company after the Effective Date, the terms of two will expire on the date of the second annual meeting of the Holding Company after the Effective Date, and the term of the fifth will expire on the date of the third annual meeting of the Holding Company after the Effective Date. The twelfth director shall be the CEO of the Surviving Subsidiary. Before the Effective Time, Bank and Bingham shall identify their designees for the Holding Company Board on Schedule 5.14(a), which Schedule shall also set forth the initial term of each director.

             (b) Schedule 5.14(b) lists all the Severance Agreements, the amount of all Severance Payments, and the amount of the Severance Payments that would be due to each of the current non-employee directors of Bank (the "Current Non-Employee Bank Directors") if each such Current Non-Employee Bank Director were to be terminated on December 31, 2000 (the "Bank Board Severance Payments"). At or before the Effective Time, any Current Non-Employee Bank Director that is designated by Bank to serve as a director of the Holding Company after the Effective Time pursuant to
      Section 5.14(a) above, shall enter into a new severance agreement with the Holding Company substantially in the form of Exhibit A attached hereto (the "New Holding Company Severance Agreement") which provides, among other things, that (i) such Current Non-Employee Bank Director's current Severance Agreement with Bank will be terminated if he or she is elected to the Holding Company Board at or around the Effective Date and will be replaced with the New Holding Company Severance Agreement; (ii) the aggregate amount of Bank Board Severance Payments payable to such Current Non-Employee Bank Director at any time after the Effective Time will not exceed the aggregate amount of Bank Board Severance Payments to be paid to such person as shown on Schedule 5.14(b); (iii) subject to clause (v) of this Section 5.14(b), such Current Non-Employee Bank Director who serves as a Holding Company director after the Effective Date shall be entitled to receive the Bank Board Severance Payments shown for such person on
      Schedule 5.14(b) if he or she resigns from, fails to be re-elected to or is removed from the Holding Company Board within two years of the Effective Date, and the New Holding Company Severance Agreement with such Current Non-Employee Bank Director who serves as a Holding Company director after such two-year period shall thereupon terminate and he or she shall not be entitled to any Bank Board Severance Payments whatsoever;
      (iv) subject to clause (v) of this Section 5.14(b), any Current Non-Employee Bank Director who is elected to a term on the Holding Company Board expiring more than two years after the Effective Date but who dies before the second anniversary of the Effective Date shall be entitled to receive the Bank Board Severance Payments shown for such person on
      Schedule 5.14(b); (v) notwithstanding any provisions of clauses (iii) or
      (iv) of this Section 5.14(b) to the contrary, in the event a Current Non-Employee Bank Director who is elected to serve on the Holding Company Board for a term expiring on the date of the first annual meeting of the Holding Company after the Effective Date and who is also serving on the Surviving Subsidiary Board on the Effective Date shall be elected to serve on the Holding Company Board after the first annual meeting of the Holding Company after the Effective Date, such Current Non-Employee Bank Director shall no longer be entitled to any Bank Board Severance Payments whatsoever, provided, however, that such person will not lose his eligibility for Bank Board Severance Payments by virtue of serving a second and/or third year on the Surviving Subsidiary Board as long as he is not then serving on the Holding Company Board; and (vi) such Current Non-Employee Bank Director shall not be entitled to cancel his or her Bank Stock Options and receive payments in connection therewith by reason of the occurrence of the Merger, or otherwise, unless Bingham elects to have such Bank Stock Options cancelled and cause payments to be made in connection therewith.


      Section 5.15  Surviving Subsidiary Board


             (a) At the Effective Time, the Surviving Subsidiary Board shall be reconstituted. Four members of the Surviving Subsidiary Board will be designated by Bank plus one shall be the CEO of the Surviving Subsidiary, who shall be selected with the mutual consent of Bingham and Bank. The remaining six members of the Surviving Subsidiary Board will be designated by Bingham. In addition to designating four of the Surviving Subsidiary directors after the Closing, Bank will be entitled to designate one non-voting observer to the Surviving Subsidiary Board to serve at the Surviving Subsidiary Board's discretion, who shall be entitled to receive all materials and information provided to the Surviving Subsidiary directors, shall be entitled to attend Surviving Subsidiary Board meetings and shall be paid as if he were a Surviving Subsidiary director. Before the Effective Time, Bank and Bingham shall identify their designees for the Surviving Subsidiary Board on Schedule 5.15(a). Bingham shall use its reasonable efforts to re-nominate the members of the Surviving Subsidiary Board designated by the Bank for two successive one year terms following the term commencing on, or running at the time of, the Effective Date.

             (b) At or before the Effective Time, any Current Non-Employee Bank Director that is designated by Bank to serve as a director of Bank after the Effective Time pursuant to Section 5.15(a) above, shall enter into a new severance agreement with Bank substantially in the form of Exhibit B attached hereto (the "New Bank Severance Agreement") which provides, among other things, that (i) such Current Non-Employee Bank Director's current Severance Agreement with Bank will be terminated if he or she is elected to the Bank Board at or around the Effective Date and will be replaced with the New Bank Severance Agreement; (ii) the aggregate amount of Bank Board Severance Payments payable to each such Current Non-Employee Bank Director at any time after the Effective Time will not exceed the aggregate amount of Bank Board Severance Payments to be paid to such person as shown on Schedule 5.14(b); (iii) such Current Non-Employee Bank Director who serves as a director of the Surviving Subsidiary but not as a director of the Holding Company after the Effective Date shall be entitled to receive all Bank Board Severance Payments shown for such person on Schedule 5.14(b) if he or she resigns from, is removed from or fails to be re-elected to the Surviving Subsidiary Board through a period ending three years after the Effective Date; (iv) at the expiration of that three-year period, the New Bank Severance Agreement with such Current Non-Employee Bank Director shall terminate if he or she continues to serve as a director of Surviving Subsidiary and he or she shall not be entitled to any Bank Board Severance Payments whatsoever; and (v) such Current Non-Employee Bank Director shall not be entitled to cancel his or her Bank Stock Options and receive payments in connection therewith by reason of the occurrence of the Merger, or otherwise, unless Bingham elects to have such Bank Stock Options cancelled and cause payments to be made in connection therewith. Notwithstanding anything to the contrary set forth in this Section 5.15(b), in the event that any Current Non-Employee Bank Director shall no longer be entitled to any Bank Board Severance Payments pursuant to clause
      (v) of Section 5.14(b) above, such Current Non-Employee Bank Director shall not be entitled to any Bank Board Severance Payments by virtue of any provision of this Section 5.15(b).


      Section 5.16 Management


             (a)   Bingham and Bank contemplate that, after the Effective Date
      (i) Ronald A. Klein will continue to be the President and CEO of the Holding Company, (ii) Gary A. Shiffman will continue to be the Chairman of the Board of the Holding Company and (iii) David F. Simon will be an Executive Vice President of the Holding Company.

             (b) Before the Effective Time, the person who will serve as the CEO of the Surviving Subsidiary after the Effective Date will be appointed with the consent of both Bingham and Bank. Bingham and Bank contemplate that David F. Simon will continue to serve as Chairman of the Board of the Surviving Subsidiary after the Effective Date in accordance with the terms and conditions of his employment agreement with Bank.



             Section 5.17 Appointment of Independent ESOP Trustee; Meeting of ESOP Participants. Bank shall appoint an independent trustee of the ESOP (the "ESOP Trustee") to take all actions necessary in accordance with applicable law and the terms of the ESOP to convene a meeting of the ESOP participants to consider the approval of this Agreement and the transactions contemplated hereby (including the Merger and issuance of Bingham Common Stock to be issued in the Merger), before the Bank Meeting. The ESOP Trustee shall vote any and all shares of Bank Common Stock owned by the ESOP pursuant to the terms of the ESOP and applicable law (including, without limitation, securities laws and applicable provisions of ERISA, the Code and regulations promulgated thereunder).


                                   ARTICLE VI

                               CLOSING CONDITIONS


      Section 6.01 Conditions Precedent to Each Party's Obligation. The respective obligation of each of Bingham, Merger Sub and Bank to consummate the transactions contemplated in this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived (but only in writing, except as set forth in Section 7.1(d)):

             (a) Shareholder Approvals. (i) This Agreement shall have been duly adopted by the requisite vote of the shareholders and directors of Bank and Merger Sub under their Governing Documents and applicable law, (ii) the issuance of Bingham Common Stock as contemplated by this Agreement and the adoption of a stock option plan as contemplated in Section 3.06(c) shall have been approved by the requisite vote of the Bingham shareholders and directors under NASD rules and Bingham's Governing Documents, and
      (iii) the amendments to Bank's Governing Documents as contemplated in
      Section 2.1(d) shall have been approved by the requisite vote of Bank's shareholders under Bank's Governing Documents and the Bank Act.

             b) Regulatory Approvals. The Regulator shall have approved the Merger in accordance with applicable law. All consents, approvals, authorizations, designations, declarations, filings and notices set forth on Schedules 4.01(b) and 4.02(b) shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods with respect thereto shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Bingham Board or the Bank Board reasonably determines would either before or after the Effective Time have a Bingham Material Adverse Effect or a Bank Material Adverse Effect or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Bingham Board or the Bank Board reasonably determines would either before or after the Effective Time be unduly burdensome.

             (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

             (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

             (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Bingham Common Stock to be issued in the Merger shall have been received and be in full force and effect.

             (f) Listing. The shares of Bingham Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ National Market, subject to official notice of issuance.

             (g) Litigation. There shall not be any litigation, action, suit, claim, proceeding, order, investigation or inquiry pending or threatened before any court or quasi-judicial or administrative agency to, or pursuant to which a judgment, order, decree, stipulation, injunction or charge could be entered, which could enjoin or prevent the consummation of the Merger or cause any of the transactions contemplated in this Agreement or the Attendant Documents to be rescinded following consummation thereof.


             (h) Surviving Subsidiary CEO. The Bingham Board and the Bank Board shall have each approved the selection of, and compensation arrangement for, the Surviving Subsidiary's CEO.

             (i) No Change to Business Plan. There shall have been no material change to the business plan of the Surviving Subsidiary previously approved by the Bingham Board and the Bank Board, unless the Bingham Board and the Bank Board approve such change before the Effective Time.

             (j) The Holding Company Board and the Surviving Subsidiary Board shall have been reconstituted as provided in Sections 5.14(a) and 5.15(a), respectively. The persons identified on Schedules 5.14(a) and 5.15(a) and Sections 5.16(a) and 5.16(b) shall have been appointed to the Holding Company Board and the Surviving Subsidiary Board or to serve as an officer of the Holding Company or the Surviving Subsidiary, as applicable, to serve until their respective successors are duly elected and have qualified.


      Section 6.02 Conditions Precedent to Bank's Obligation. The obligation of Bank to consummate the transactions contemplated in this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived in writing by Bank:


             (a) Representations and Warranties. All representations and warranties made by Bingham and Merger Sub in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Effective Date with the same force and effect as if they had been made on and as of such date.

             (b) Performance of Obligations of Bingham. Bingham and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

             (c) Approvals. Bingham and Merger Sub shall have obtained, performed or given all of the consents, approvals, authorizations, designations, declarations, filings and notices set forth on Schedule 4.02(b), in accordance with the terms and conditions of this Agreement.


             (d) Updating of Disclosure Schedules. From the date of this Agreement until the Effective Time, Bingham and Merger Sub shall have updated all of the Schedules to this Agreement and shall have promptly notified Bank of any changes or additions or events which may cause any material change or addition to any such Schedules or in any representation or warranty made pursuant to Section
      4.02. Subject to the other provisions of this Section 6.02(d), neither the immediately preceding sentence nor any notice by Bingham or Merger Sub pursuant to this Section 6.02(d) shall be deemed in any way to constitute a waiver by Bank of the condition set forth in Section 6.02(a).


             (e) Termination. This Agreement shall not have been terminated pursuant to Article VIII.


             (f) Delivery of Closing Documents. Bingham and Merger Sub shall have executed and delivered, or caused to be executed and delivered, all of the documents described in Section 7.03. All documents relating to the transactions contemplated in this Agreement shall be reasonably satisfactory in form and content to Bank and its legal counsel.

             (g) Operation of Business and Material Adverse Effect. Bingham and its Subsidiaries shall have continued to operate their businesses in the ordinary course through the Effective Time. Since the date of this Agreement, no change shall have occurred which could have a Bingham Material Adverse Effect.


      Section 6.03 Conditions to Bingham's Obligation. The obligation of Bingham and Merger Sub to consummate the transactions contemplated in this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived in writing by Bingham:


             (a) Representations and Warranties. All representations and warranties made by Bank in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Effective Date with the same force and effect as if they had been made on and as of such date.

             (b) Performance of Obligations of Bank. Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

             (c) Approvals. Bank shall have obtained, performed or given all of the consents, approvals, authorizations, designations, declarations, filings and notices set forth on Schedule 4.01(b), in accordance with the terms and conditions of this Agreement.

             (d) Updating of Disclosure Schedules. From the date of this Agreement until the Effective Time, Bank shall have updated all of the Schedules to this Agreement and shall have promptly notified Bingham of any changes or additions or events which may cause any material change or addition to any such Schedules or in any representation or warranty made pursuant to Section 4.01. Subject to the other provisions of this Section

      6.03(d), neither the immediately preceding sentence nor any notice by Bank pursuant to this Section 6.03(d) shall be deemed in any way to constitute a waiver by Bingham or Merger Sub of the condition set forth in Section 6.03(a).

             (e) Termination. This Agreement shall not have been terminated pursuant to Article VIII.


             (f) Delivery of Closing Documents. Bank shall have executed and delivered, or caused to be executed and delivered, all of the documents described in Section 7.02. All documents relating to the transactions contemplated in this Agreement shall be reasonably satisfactory in form and content to Bingham and its legal counsel.

             (g) Operation of Business and Material Adverse Change. Bank and its Subsidiaries shall have continued to operate their businesses in the ordinary course through the Effective Time. Since the date of this Agreement, no change shall have occurred which could have a Bank Material Adverse Effect.

             (h) Compensation Amendments. The New Holding Company Severance Agreements and the New Bank Severance Agreements as contemplated by Sections 5.14(b) and 5.15(b) shall have been executed and delivered by the applicable Current Non-Employee Bank Directors.

             (i) ESOP Compliance. The ESOP Trustee shall have complied with all provisions of the Governing Documents of the ESOP and all provisions of applicable law necessary for the consummation of the transactions contemplated by this Agreement.


                                  ARTICLE VII

                                     CLOSING

      Section 7.01 Closing. The closing (the "Closing") of the transactions contemplated in this Agreement shall take place as soon as reasonably possible following execution of the Agreement and the satisfaction of each of the conditions precedent set forth in Article VI; provided, however, that in no event shall the Closing take place after the Walk Away Date. The Parties shall mutually agree on the date of the Closing consistent with the immediately preceding sentence. As used in this Agreement, the "Effective Date" means the date on which the Closing actually occurs and "Effective Time" means the time on the Effective Date when the Merger becomes effective. The Closing shall take place at the offices of Bingham's counsel, Jaffe, Raitt, Heuer & Weiss, Professional Corporation, One Woodward Avenue, Suite 2400, Detroit, Michigan, or at such other location and in such other manner as the Parties may mutually agree.

      Section 7.02 Deliveries at Closing by Bank. At the Closing, Bank shall properly execute (if necessary) and deliver to Bingham, or cause to be executed and delivered to Bingham, the following:

             (a) An opinion of Bodman, Longley & Dahling LLP, counsel to Bank, addressed to Bingham and Merger Sub, in form and substance reasonably satisfactory to Bingham and its counsel to the effect that, among other things: (i) the Merger will qualify as a tax-free "reorganization" under
      Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by Bank or Bingham by reason of the Merger, (iii) no gain or loss will be recognized by any shareholder of Bank upon the exchange of Bank Common Stock solely for Bingham Common Stock in the Merger, (iv) the basis of the Bingham Common Stock received by each Bank shareholder who exchanges Bank Common Stock for Bingham Common Stock in the Merger will be the same as the shareholder's basis in the Bank Common Stock surrendered in exchange therefor (subject to any adjustments required as the results of receipt of cash in lieu of a fractional share of Bingham Common Stock),
      (v) the holding period of the Bingham Common Stock received by each Bank shareholder in the Merger will include the holding period of the Bank Common Stock surrendered in exchange therefor, provided that such shares of Bank Common Stock were held as a capital asset by such shareholder at the Effective Time, (vi) cash received by each Bank shareholder in lieu of a fractional share interest of Bingham Common Stock as part of the Merger will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Bingham Common Stock which such shareholder would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Bank Common Stock was a capital asset in such shareholder's hands at the Effective Time), and
      (vii) Franklin Finance qualifies as a real estate investment trust under the Code.


             (b) A copy of each of Bank's Governing Documents, certified when applicable by the OCC, and a Certificate of Good Standing (or analogous document) for Bank issued by every state in which it is authorized to do business. All such documents shall be dated not earlier than 30 days prior to the Effective Date.

             (c) The resignations of each officer and director of Bank and its Subsidiaries other than those who, with Bingham's and Bank's consent, desire to remain as officers or directors of the Surviving Subsidiary and its Subsidiaries.

             (d) Bank's Certificates.

                 (i) A "Closing Certificate", executed by an officer of Bank, to the effect that (A) all of the representations and warranties made by Bank in this Agreement are true and correct in all material respects on the Effective Date with the same force and effect as though made on and as of the Effective Date, (B) Bank has performed and complied in all material respects with all of its obligations under this Agreement which are to have been performed or complied with on or before the Effective Date, (C) since the date of this Agreement, Bank and its Subsidiaries have operated their businesses only in the ordinary course, and (D) there has been no Bank Material Adverse Effect from the date of this Agreement to the Effective Date.

                 (ii) A "Secretary's Certificate", executed by the Secretary or Assistant Secretary of Bank, attaching a copy of Bank's Governing Documents and copies of the resolutions of the Bank Board and the Bank's shareholders approving the transactions contemplated in this Agreement. The officer executing such certificate shall certify that, as of the Effective Date, such Governing Documents and resolutions are true, complete and correct, have not been altered or repealed and are in full force and effect.

             (e) Such other documents and instruments as are contemplated in this Agreement (or as the Parties have contemplated in connection with this Agreement) or as Bingham or its counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.


      Section 7.03 Deliveries at Closing by Bingham. At the Closing, Bingham and Merger Sub shall properly execute (if necessary) and deliver to Bank, or cause to be executed and delivered to Bank, the following:


             (a) An opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, counsel to Bingham and Merger Sub, addressed to Bank, in form and substance reasonably satisfactory to Bank and its counsel to the effect that, among other things: (i) the Merger will qualify as a tax-free "reorganization" under Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by Bank or Bingham by reason of the Merger, (iii) no gain or loss will be recognized by any shareholder of Bank upon the exchange of Bank Common Stock solely for Bingham Common Stock in the Merger, (iv) the basis of the Bingham Common Stock received by each Bank shareholder who exchanges Bank Common Stock for Bingham Common Stock in the Merger will be the same as the shareholder's basis in the Bank Common Stock surrendered in exchange therefor (subject to any adjustments required as the results of receipt of cash in lieu of a fractional share of Bingham Common Stock), (v) the holding period of the Bingham Common Stock received by each Bank shareholder in the Merger will include the holding period of the Bank Common Stock surrendered in exchange therefor, provided that such shares of Bank Common Stock were held as a capital asset by such shareholder at the Effective Time, and
      (vi) cash received by each Bank shareholder in lieu of a fractional share interest of Bingham Common Stock as part of the Merger will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Bingham Common Stock which such shareholder would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Bank Common Stock was a capital asset in such shareholder's hands at the Effective Time) and (vii) Franklin Finance qualifies as a real estate investment trust under the Code.

             (b) The Merger Consideration to the Exchange Agent.


             (c) A copy of Bingham's articles of incorporation, certified by the Michigan Department of Consumer and Industry Services, a copy of Merger Sub's Governing

      Documents, certified, when applicable, by the appropriate Governmental Authority and a Certificate of Good Standing (or analogous document) for Bingham and Merger Sub issued by every state in which each is authorized to do business. All such documents shall be dated not earlier than 30 days prior to the Effective Date.


             (d) Bingham's Certificates.


                   (i) A  "Closing Certificate", executed by an officer of
             Bingham, to the effect that (A) all of the representations and warranties made by Bingham in this Agreement are true and correct in all material respects on the Effective Date with the same force and effect as though made on and as of the Effective Date, (B) Bingham has performed and complied in all material respects with all of its obligations under this Agreement which are to have been performed or complied with on or before the Effective Date, (C) since the date of this Agreement, Bingham and its Subsidiaries have operated their businesses only in the ordinary course, and (D) there has been no Bingham Material Adverse Effect from the date of this Agreement to the Effective Date.

                   (ii) "Secretary's Certificates", executed by the Secretary or
             Assistant Secretary of each of Bingham and Merger Sub, attaching a copy of the Governing Documents of such company and, in the case of Bingham, a copy of the resolutions of the Bingham Board approving the transactions contemplated in this Agreement and a copy of the resolutions of Bingham's shareholders approving the issuance of Bingham Common Stock to be issued in the Merger, and, in the case of Merger Sub, a copy of the resolutions of its board of directors and shareholders approving the transactions contemplated in this Agreement. The officer executing each such certificate shall certify that, as of the Effective Date, such Governing Documents and resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.

                   (e) Such other documents and instruments as are contemplated in this Agreement (or as the Parties have contemplated in connection with this Agreement) or as Bank or its counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.


                                  ARTICLE VIII

                                   TERMINATION

             Section 8.01 Termination. This Agreement may be terminated:

                     (a) at any time before the Effective Time by the mutual consent of the Parties;

                   (b) at any time before the Effective Time by Bank (i) if any of the conditions set forth in Sections 6.01 or 6.02 have not been fulfilled, satisfied or waived by the Walk Away Date, or (ii) if Bingham or Merger Sub materially breaches any representation, warranty, covenant or agreement set forth in this Agreement;

                   (c) at any time before the Effective Time by Bingham and
             Merger Sub (i) if any of the conditions set forth in Sections 6.01 or 6.03 have not been fulfilled, satisfied or waived by the Walk Away Date, or (ii) if Bank materially breaches any representation, warranty, covenant or agreement set forth in this Agreement;

                   (d) by Bank or by Bingham, if such Party's board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger shall have been denied by final nonappealable action of such Governmental Authority or (ii) any shareholder approval required by Section 5.04 is not obtained at the Bank Meeting or the Bingham Meeting;

                   (e) at any time prior to the Bank Meeting, by Bingham if the
             Bank Board shall have failed to recommend adoption of this Agreement to the Bank shareholders, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Bingham;

                   (f) at any time prior to the Bingham Meeting, by Bank, if the
             Bingham Board shall have failed to recommend to the Bingham shareholders approval of the issuance of Bingham Common Stock to be issued pursuant to the Merger, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Bank; or

                   (g) by Bank, if for any 20-consecutive-trading-day period
             between the date of this Agreement and the date the Shareholders of the Bank approve the Merger, the price of Bingham's stock does not trade or close at or above $8.00 per share.

                   (h) no later than the close of business seven days after the
             1999 Work Papers are delivered or made available (with such availability being confirmed by written notice to Ronald A. Klein) to Bingham and its auditors, by Bingham, if Bingham reasonably determines that the 1999 Work Papers do not support any information set forth in the 1999 Financial Statements; provided, however, such determination cannot be based on methodology, if such methodology was used in the preparation of prior audited statements of the Bank.


             Section 8.02 Effect of Termination. If terminated in accordance with Section 8.01, this Agreement shall be null and void and have no further force or effect, except as provided in Section 9.13.

                                   ARTICLE IX

                                  MISCELLANEOUS

      Section 9.01 Expenses. Except as provided in Section 5.08 and this Section 9.01, and the next sentence, regardless of whether the closing actually occurs, each Party will bear the expenses incurred by it in connection with the preparation and negotiation of this Agreement and the Attendant Documents and the consummation of the transactions contemplated in this Agreement and the Attendant Documents. Notwithstanding the foregoing, Bank and Bingham shall share equally (a) all printing expenses and filing fees related to the Proxy Statement and the Registration Statement, (b) all filing fees payable to Regulatory Authorities in connection with the Merger, and (c) all Hart-Scott-Rodino fees incurred by the Parties in connection with the Merger, (d) all costs, expenses and fees of proxy solicitors incurred under Section 5.06, and (e) all other costs and expenses incurred by any Party in connection with a collaborative effort among the Parties (other than fees of legal counsel and accountants), the purpose of which is to effectuate the Merger. Further, while Bingham shall be responsible for paying the compensation of the Surviving Subsidiary's CEO during the time from his or her retention to the Effective Date, if for any reason, this Agreement is terminated and the Merger shall not be consummated, the Bank shall reimburse Bingham for one-half of all compensation paid to such CEO.


      Section 9.02 Dispute Resolution. Any and all disputes between the Parties arising out of any provision of this Agreement shall be resolved in accordance with the procedure set forth in this Section 9.02; provided, however, that a Party may seek a preliminary injunction or other provisional judicial relief if, in its judgment, such action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such action, the Parties will continue to participate in good faith in the procedures set forth in this Section 9.02. The Parties shall submit all disputes under this Agreement or any of the Attendant Documents to arbitration. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association by one arbitrator. Bingham shall appoint one arbitrator and Bank shall appoint one arbitrator, who shall mutually select a third arbitrator to conduct the arbitration. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C., Sections 1 - 16, and judgment on the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be the metropolitan Detroit area. The arbitrators shall make written findings of fact and conclusions of law, and the decision of the arbitrators shall be final. Each Party shall pay its own expenses of arbitration and the expense of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim under this Agreement or any defense in objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses (including reasonable attorney's fees) of the other Party and of the arbitrators against the Party raising such unreasonable claim, defense or objection. The Parties agree that discovery shall be permitted as authorized in the Michigan Court Rules of 1985, as amended.


      Section 9.03 Notices. All notices, requests and other communications under this Agreement to a Party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Party at its address set forth below or such other address as it may specify by notice to the other Parties.


                  If to Bank, to:                                    With a required copy to:

                  Franklin Bank, N.A.                                Bodman, Longley & Dahling LLP
                  24725 W. 12 Mile Rd.                               34th Floor, 100 Renaissance Center
                  Southfield, MI 48034                               Detroit, MI 48243
                  Attention: David Simon                             Attention: Laurence B. Deitch
                  Fax: 248-354-6393                                  Fax: 313-393-7579

                  If to Bingham or Merger Sub, to:                   With  required copies to:

                                                                     Jaffe, Raitt, Heuer & Weiss,
                  Bingham Financial Services Corporation             Professional Corporation
                  260 E. Brown Street, Suite 200                     One Woodward Avenue, Suite 2400
                  Birmingham, Michigan  48009                        Detroit, MI  48226
                  Attn:    Ronald A. Klein                           Attn:    Peter Sugar
                  Fax: 248-644-5760                                  Fax:  313-961-8358


      Section 9.04 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan without regard to its conflicts of law principles. This Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. References in this Agreement to Sections, Exhibits or Schedules shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".


      Section 9.05 No Assignment; Benefit. No Party may assign its rights and obligations under this Agreement without the prior written consent of the other Parties. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

      Section 9.06 Entire Agreement. This Agreement, including the Exhibits and the Schedules attached or to be attached to it, is and shall be deemed to be the complete and final expression of the agreement between the Parties as to the matters contained in and related to this Agreement and supersedes any previous agreements between the Parties pertaining to such matters.

      Section 9.07 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.


      Section 9.08 Waiver. Before the Effective Time, any provision of this Agreement may be (i) waived in writing by the Party benefited by the provision. The waiver by any Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

      Section 9.09 Amendment. This Agreement may only be amended by written agreement executed by all of the Parties, except that after the Bank Meeting, the consideration to be received by the Bank shareholders for each share of Bank Common Stock shall not thereby be decreased.

      Section 9.10 Brokerage or Finder's Fee. Any and all brokerage fees due and payable to any broker, finder, agent or similar intermediary in connection with this Agreement or the transactions contemplated hereby, including but not limited to the fee payable to Raymond James by Bank as described in Section 4.01(z) and the fee payable to Keefe Bruyette by Bingham as described in Section 4.02(z), shall be borne by the Party responsible for retaining, or claimed to be responsible for retaining, such broker, finder, agent or similar intermediary.


      Section 9.11 Confidentiality. The Parties agree to keep in strict confidence the fact of and the content of the negotiations and the agreements concerning the transactions contemplated in this Agreement until such time as the Parties agree on a joint public announcement or consent, in writing, to the other Party's proposed public announcement, which consent shall not be unreasonably withheld, conditioned or delayed. Each of the Parties agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Agreement (as well as any other information obtained before the date of this Agreement in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Each Party will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Agreement (as well as any other information obtained before the date of this Agreement in connection with the entering into of this Agreement) unless such information (i) was already known to such Party, (ii) becomes available to such Party from other sources not known by such Party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the Party to which such information pertains, (iv) is or becomes readily ascertainable from published information or trade sources or (v) is required to be disclosed by law or regulation, as determined in good faith by the Party making the disclosure, provided the disclosing Party advises the other Parties in writing prior to making the disclosure. If this Agreement is terminated or the transactions contemplated by this Agreement are otherwise not consummated, each Party shall promptly cause all copies of documents, extracts thereof or notes, analyses, compilations, studies or other documents containing information and data as to another Party to be returned to the Party that furnished the same.


      Section 9.12 No Third Party Beneficiaries. Except for Sections 5.12, 5.14, 5.15, 5.16, and 9.14, the rights and obligations of the Parties under this Agreement are for the benefit of the

Parties only, and neither any creditor of any of the Parties nor any other person or entity (other than a successor in interest to any of the Parties), shall have the right to rely on or enforce the provisions of this Agreement as a third-party beneficiary or otherwise.

      Section 9.13 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive beyond the Effective Time (other than the agreements and covenants contained in Sections 3.03, 3.04(b), 3.04(c), 3.04(d), 3.04(e), 3.06(b), 5.05, 5.14, 5.15 and 5.16 and this Article
IX) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 5.08(b) and (c), and this Article IX)


      Section 9.14 Indemnification.

              (a) For a period of six years from and after the Effective Time, the Surviving Subsidiary will take no action which would diminish the right of any officer or director of the Bank or any of its Subsidiaries who shall have served in such capacity prior to the Effective Time from being indemnified in accordance with the provisions of the Bank's or the Bank's Subsidiaries Governing Documents in effect prior to the Effective Time from and against any losses, claims, damages, costs, expenses (including reasonable attorney fees), liabilities or judgments arising, in whole or in part, out of the fact that such person was a director or officer of the Bank or a Subsidiary of the Bank prior to the Effective Time, and pertaining to any matter or fact arising, existing or occurring before the Effective Time.

              (b) For a period of six years from and after the Effective Date, the Surviving Subsidiary, to the extent commercially available and reasonable, shall maintain directors and officers liability insurance comparable to that which is maintained by the Bank immediately prior to the Effective Date covering the liability described in Section 9.14(a) above. Directors and officers liability insurance shall be deemed to be available on a commercially reasonable basis at any time, if, at such time, such insurance is obtainable at rates comparable to the rates then being paid for directors and officers liability insurance then covering either the directors of the Holding Company or the Surviving Subsidiary.


              (c) Bingham agrees that after the Merger those persons designated by the Bank to serve on the Holding Company Board or the Surviving Subsidiary Board will be afforded the same protection against claims and liability arising from such service, through indemnification agreements, insurance or otherwise, as is afforded to those persons designated by Bingham to serve on the Holding Company Board or the Surviving Subsidiary Board, respectively.

              (d) The obligations of the Surviving Subsidiary under this Section
      9.14 are intended to be enforceable against the Surviving Subsidiary and shall be binding on all respective successors and permitted assigns of the Surviving Subsidiary.

         The Parties have executed this Agreement and Plan of Merger as of the day and year first written above.

                                Bingham Financial Services Corporation


                                By:      /s/ Ronald A. Klein
                                   -------------------------------------------

                                Its:     CEO
                                    ------------------------------------------


                                BFSC Merger, N.A., an interim national banking association to-be-formed


                                By:      /s/ Ronald A. Klein
                                   -------------------------------------------


                                Its:
                                    ------------------------------------------


                                Franklin Bank, N.A.


                                By:      /s/ David F. Simon
                                    ------------------------------------------

                                Its:     Chairman
                                    ------------------------------------------

                         LIST OF SCHEDULES AND EXHIBITS


Exhibit                  Description
-------                  -----------
A                        New Holding Company Severance Agreement
B                        New Bank Severance Agreement



Schedule                 Description
--------                 -----------
4.01(a)                  Good Standing and Authority
4.01(b)                  Consents and Approvals; No Defaults
4.01(c)                  Financial Reports, SEC Documents and Material Adverse Effect
4.01(d)                  Litigation
4.01(e)                  Regulatory Matters
4.01(f)                  Compliance with Laws
4.01(g)                  Loan Portfolio
4.01(h)                  Permits and Licenses
4.01(i)                  Labor Matters
4.01(j)                  Employee Benefits
4.01(k)                  Tax Matters
4.01(m)                  Risk Management Instruments
4.01(n)                  Insurance
4.01(o)                  Governmental Reviews
4.01(q)                  Compliance with Servicing Obligations
4.01(r)                  Intellectual Property
4.01(s)                  Material Contracts
4.01(t)                  Real Property Owned
4.01(u)                  Real Property Leased
4.01(v)                  Liens
4.01(w)                  Good Condition
4.01(x)                  Undisclosed Liabilities
4.01(y)                  Recent Conduct of Business
4.01(cc)                 Capitalization
4.01(dd)                 No Knowledge
4.01(ee)                 Affiliate Transactions
4.02(a)                  Good Standing and Authority
4.02(b)                  Consents and Approvals; No Defaults
4.02(c)                  Financial Reports, SEC Documents and Material Adverse Effect
4.02(d)                  Litigation
4.02(e)                  Regulatory Matters
4.02(f)                  Compliance with Laws
4.02(g)                  Loan Portfolio; Portfolio Management
4.02(h)                  Permits and Licenses
4.02(i)                  Labor Matters
4.02(j)                  Employee Benefits






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

4.02(k)                  Tax Matters
4.02(m)                  Risk Management Instruments
4.02(n)                  Insurance
4.02(o)                  Governmental Reviews
4.02(q)                  Compliance with Servicing Obligations
4.02(r)                  Intellectual Property
4.02(s)                  Material Contracts
4.02(t)                  Real Property Owned
4.02(u)                  Real Property Leased
4.02(v)                  Liens
4.02(w)                  Good Condition
4.02(x)                  Undisclosed Liabilities
4.02(y)                  Recent Conduct of Business; Interim Operations
4.02(bb)                 Capitalization
4.02(cc)                 No Knowledge
4.02(dd)                 Affiliate Transactions
5.01(b)                  Bank Stock
5.01(e)                  Compensation; Employment Agreements, Etc.
5.01(f)                  Benefit Plans
5.01(o)                  Facilities
5.02(a)                  Ordinary Course
5.02(b)                  Bingham Stock
5.02(e)                  Compensation; Employment Agreements
5.02(h)                  Acquisitions
5.02(n)                  Facilities
5.02(p)                  Capital Expenditures
5.14(a)                  Holding Company Board Designees
5.14(b)                  Severance Agreements
5.15(a)                  Surviving Subsidiary Board Designees





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